Exhibit 10.25

STOCK PURCHASE AGREEMENT
by and among
PREMIER FARNELL PLC,
CELDIS LIMITED,
PREMIER FARNELL CORP.,
AKRON BRASS HOLDING CORP.
And
IDEX CORPORATION
FEBRUARY 4, 2016

4.23	Customers and Suppliers	27
4.24	Brokerage	28
4.25	No Other Representations and Warranties	28

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.01	Organization and Corporate Power	28
5.02	Authority, Validity and Effect	28
5.03	Board Vote; Ultimate Parent Shareholder Approval	29
5.04	No Violation	29
5.05	Title	29
5.06	Governmental Authorities	30
5.07	Litigation	30
5.08	Brokerage	30
5.09	No Other Representations and Warranties	30

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.01	Organization and Corporate Power	30
6.02	Authorization; Valid and Binding Agreement	30
6.03	No Violation	31
6.04	Governmental Authorities	31
6.05	Litigation	31
6.06	Brokerage	31
6.07	Available Financing	31
6.08	Investment Representation	31
6.09	Solvency	32
6.10	No Other Representations and Warranties	32

ARTICLE VII

COVENANTS OF THE SELLERS

7.01	Conduct of the Business	32
7.02	Access to Books and Records	34
7.03	Notifications	35
7.04	Conditions	35
7.05	No Solicitation	35
7.06	Ultimate Parent Approval	38
7.07	Non-Solicitation of Employees; Non-Competition	38
7.08	Intercompany Arrangements	40
7.09	Confidentiality	40
7.10	Intellectual Property	40
7.11	Assignment of Agreements	41
7.12	Release	41
7.13	Certain IP Assignment Matters

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01	Access to Books and Records	41
8.02	Notification	42
8.03	Director and Officer Liability and Indemnification	42
8.04	Employee Matters	43
8.05	Conditions	46
8.06	Contact with Customers and Suppliers	46
8.07	Seller Marks	46

ARTICLE IX

INDEMNIFCATION

9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	47
9.02	Indemnification from the Sellers for the Benefit of the Purchaser	48
9.03	Indemnification by the Purchaser for the Benefit of the Sellers	49
9.04	Additional Provisions	49
9.05	Defense of Third Party Claims	50
9.06	Determination of Loss Amount	51
9.07	Acknowledgment of the Purchaser	52

ARTICLE X

TERMINATION

10.01	Termination	53
10.02	Effect of Termination	54
10.03	Termination Fee	54

ARTICLE XI

ADDITIONAL COVENANTS

11.01	Tax Matters	55
11.02	Further Assurances	59
11.03	Efforts	59
11.04	Disclosure Generally	60
11.05	Provision Respecting Legal Representation	60

ARTICLE XII

DEFINITIONS

12.01	Definitions	61
12.02	Other Definitional Provisions - Successor Laws	67
12.03	Cross-Reference of Other Definitions	67

ARTICLE XIII

MISCELLANEOUS

13.01	Press Releases and Communications	69
13.02	Expenses	70
13.03	Knowledge Defined	70
13.04	Notices	70
13.05	Assignment	71
13.06	Severability	71
13.07	References	72
13.08	Construction	72
13.09	Amendment and Waiver	72
13.10	Complete Agreement	72
13.11	Third Party Beneficiaries	73
13.12	Waiver of Trial by Jury	73
13.13	Prevailing Party	73
13.14	Electronic Delivery	73
13.15	Counterparts	73
13.16	Governing Law	74
13.17	Specific Performance	74

Exhibits

Exhibit A	FIRPTA Certificate

942178.06C-CHISR01A - MSW
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2016, is made by and among Premier Farnell plc, a public limited company incorporated under the laws of England and Wales and the ultimate parent of Celdis and PF Corp (the “Ultimate Parent”), Celdis Limited, a private limited company incorporated under the laws of England and Wales (“Celdis”), Premier Farnell Corp., a Delaware corporation (“PF Corp” and together with Celdis and Ultimate Parent, each a “Seller” and collectively the “Sellers”), Akron Brass Holding Corp., a Delaware corporation (the “Company”), and IDEX Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, PF Corp owns all of the issued and outstanding shares of the Company’s Class A Cumulative Voting Preferred Stock (the “Company Preferred Stock”), par value $0.01 per share;
WHEREAS, Celdis owns all of the issued and outstanding shares of the Company’s Class B Common Stock (the “Company Common Stock”), par value $0.01 per share (the Company Common Stock and Company Preferred Stock collectively, the “Shares”);
WHEREAS, the Company Preferred Stock and Company Common Stock constitute all of the issued and outstanding equity interests of the Company; and
WHEREAS, the Purchaser desires to acquire, and PF Corp and Celdis desire to sell to the Purchaser, all of the Shares on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

PURCHASE AND SALE OF SHARES
1.01 Purchase and Sale of Shares
.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, PF Corp shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from PF Corp, all of the outstanding Company Preferred Stock, free and clear of all Liens, in exchange for the payment of an amount equal to the Preferred Stock Consideration in cash to PF Corp.
(b)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Celdis shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from Celdis, all of the outstanding Company Common Stock, free and clear of all Liens, in exchange for the payment of an amount equal to the Closing Cash Consideration in cash to Celdis.
(c)Payment for such Shares shall be made by wire transfer on the Closing Date of immediately available funds to the account(s) specified by PF Corp and Celdis to the Purchaser prior to the Closing.

1.02 Calculation of Consideration
.

(d)For purposes of this Agreement, the term “Preferred Stock Consideration” means an amount equal to the sum of (A) the product of (i) the number of outstanding shares of Company Preferred Stock immediately prior to the Closing multiplied by (ii) $93,200 per share of Company Preferred Stock, plus (B) the aggregate of all accrued, undeclared, unpaid and outstanding dividends on all shares of Company Preferred Stock.
(e)For purposes of this Agreement, the term “Closing Cash Consideration” means (i) $224,200,000 (the “Base Consideration”), minus (ii) the Preferred Stock Consideration, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds $40,687,000 (the “Net Working Capital Target”), or minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Target, plus (v) the amount of Estimated Cash, minus (vi) the amount of the unpaid Transaction Expenses as of the Closing, minus (vii) the Estimated Indebtedness.
(f)For purposes of this Agreement, the term “Final Cash Consideration” means (i) the Base Consideration, minus (ii) the Preferred Stock Consideration plus (iii) the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target, or minus (iv) the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target, plus (v) the amount of Cash, minus (vi) the amount of the unpaid Transaction Expenses as of the Closing, minus (vii) the Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing (other than Indebtedness of the Company or its Subsidiary referenced in clause (vii) of the definition of Indebtedness to the extent released as of the Closing).

1.03 Cash, Estimated Net Working Capital and Estimated Indebtedness
. Not less than three (3) business days prior to the anticipated Closing Date, Ultimate Parent shall deliver (or cause to be delivered) to the Purchaser its good faith calculation of its estimate of (a) Cash (the “Estimated Cash”), (b) Net Working Capital (the “Estimated Net Working Capital”) and (c) Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing (other than Indebtedness of the Company or its Subsidiary referenced in clause (vii) of the definition of Indebtedness to the extent released as of the Closing) (the “Estimated Indebtedness”). In the event the Purchaser disputes in good faith any amounts provided by the Ultimate Parent in respect of the Estimated Net Working Capital, the Ultimate Parent and the Purchaser shall work in good faith to resolve such disputes. If the Ultimate Parent and the Purchaser are unable to resolve any such disputes within the two (2) business days following the Ultimate Parent’s delivery of the Estimated Net Working Capital, and the difference between the Estimated Net Working Capital calculated by the Ultimate Parent and the Purchaser’s good faith estimate of Net Working Capital is equal to or less than $1,000,000, then the Estimated Net Working Capital calculated by the Ultimate Parent shall be used to determine the Closing Cash Consideration. If the Ultimate Parent and the Purchaser are unable to resolve any such disputes within the two (2) business days following the Ultimate Parent’s delivery of the Estimated Net Working Capital, and the difference between the Estimated Net Working Capital calculated by the Ultimate Parent and the Purchaser’s good faith estimate of Net Working Capital is greater than $1,000,000, then the Estimated Net Working Capital used to determine the Closing Cash Consideration shall be set at an amount equal to the greater of (i) $1,000,000 plus the Purchaser’s good faith estimate of Net Working Capital and (ii) the midpoint between the Estimated Net Working Capital calculated by the Ultimate Parent and the Purchaser’s good faith estimate of Net Working Capital. Notwithstanding anything to the contrary in this Agreement, any such changes to the Estimated Net Working Capital amount from the amounts initially provided by the Ultimate Parent shall not limit, modify or affect in any respect the determination of the actual Net Working Capital in accordance with Section 1.04.
1.04 Adjustment to Consideration
.

(g)As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Ultimate Parent a consolidated balance sheet of the Company and its Subsidiary (the “Closing Balance Sheet”) as of the close of business on the day immediately preceding the Closing Date and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet, the actual Cash and the actual Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing (other than Indebtedness of the Company or its Subsidiary referenced in clause (vii) of the definition of Indebtedness to the extent released as of the Closing) (together with the Closing Balance Sheet, the “Preliminary Net Working Capital Statement”). The Closing Balance Sheet shall be prepared and the Net Working Capital, Cash and Indebtedness shall be determined on a consolidated basis using the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as set forth on Section 1.04 of the Disclosure Schedules and consistent with this Section 1.04 and the definitions contained in this Agreement. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Net Working Capital, actual Cash and actual Indebtedness and the related purchase price adjustment contemplated by this Section 1.04 is to measure changes in Net Working Capital, Cash and Indebtedness consistent with this Section 1.04 and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Net Working Capital, Cash or Indebtedness consistent with this Section 1.04, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. For forty-five (45) days after the Purchaser’s delivery of the Preliminary Net Working Capital Statement, the Ultimate Parent and its accountants shall be permitted access to review the Purchaser’s work papers related to the preparation of the Preliminary Net Working Capital Statement; provided that such access shall occur only during normal business hours and upon reasonable notice to the Purchaser. The Ultimate Parent’s right of access under this Section 1.04(a) shall terminate immediately upon the final determination of Net Working Capital pursuant to this Section 1.04(a). The Ultimate Parent and its accountants may make inquiries of the Purchaser and its accountants regarding questions concerning, or disagreements with, the Preliminary Net Working Capital Statement (including the Purchaser’s statement of the actual Cash and actual Indebtedness) arising in the course of their review thereof. If the Ultimate Parent has any objections to the Preliminary Net Working Capital Statement (including the Purchaser’s statement of the actual Cash and actual Indebtedness), it shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and non-appealable by the parties hereto. The Purchaser and the Ultimate Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Purchaser and the Ultimate Parent shall submit such dispute to Duff & Phelps LLC (the “Dispute Resolution Auditor”). Any subsequent submissions to the Dispute Resolution Auditor must be written and delivered to the other party. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Purchaser and the Ultimate Parent are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definition and method of calculation of Net Working Capital, Cash and Indebtedness contained or referred to (as the case may be) herein. The Purchaser and the Ultimate Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by the Ultimate Parent and the Purchaser, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Ultimate Parent and the Purchaser based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Ultimate Parent claims the Net Working Capital is $1,000 greater than the amount determined by the Purchaser’s accountants, and the Purchaser contests only $500 of the amount claimed by the Ultimate Parent, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Ultimate Parent $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Ultimate Parent.
(h)If the Net Working Capital as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Net Working Capital as determined pursuant to Section 1.03, the Purchaser shall pay such excess to Celdis. If the Net Working Capital as finally determined pursuant to Section 1.04(a) above is less than the Estimated Net Working Capital as determined pursuant to Section 1.03, Celdis shall (and the Ultimate Parent shall cause Celdis to) deliver to the Purchaser such shortfall. Payments to be made pursuant to this Section 1.04 shall be made in accordance with Section 1.05.
(i)If the actual Cash as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Cash as determined pursuant to Section 1.03, the Purchaser shall pay such excess to Celdis. If the actual Cash as finally determined pursuant to Section 1.04(a) above is less than the Estimated Cash as determined pursuant to Section 1.03, Celdis shall (and the Ultimate Parent shall cause Celdis to) deliver to the Purchaser such shortfall. Payments to be made pursuant to this Section 1.04 shall be made in accordance with Section 1.05.
(j)If the actual Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing as finally determined pursuant to Section 1.04(a) above is less than the Estimated Indebtedness as determined pursuant to Section 1.03, the Purchaser shall pay such difference to Celdis. If the actual Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Indebtedness as determined pursuant to Section 1.03, Celdis shall (and the Ultimate Parent shall cause Celdis to) deliver to the Purchaser such difference. Payments to be made pursuant to this Section 1.04 shall be made in accordance with Section 1.05.

1.05 Post-Closing Adjustment Payment
. The Purchaser shall promptly (but in any event within three (3) business days after the date on which the Net Working Capital, Cash and Indebtedness is finally determined pursuant to Section 1.04) deliver to Celdis any amounts determined pursuant to Section 1.04 to be due by the Purchaser by wire transfer of immediately available funds to an account or accounts designated by Celdis. Celdis shall (and the Ultimate Parent shall cause Celdis to) promptly (but in any event within three (3) business days after the date on which the Net Working Capital, Cash and Indebtedness is finally determined pursuant to Section 1.04) deliver to the Purchaser any amounts determined pursuant to Section 1.04 to be due by Celdis by wire transfer of immediately available funds to an account designated by the Purchaser. Any payments made pursuant to this Section 1.05 shall be regarded as an adjustment to the price paid for the Company Common Stock.

Article II

THE CLOSING
2.01 The Closing
. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Drive, Chicago, Illinois at 10:00 a.m. Chicago time on the first business day following full satisfaction or due waiver of all of the Closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date and time as is mutually agreeable to the Purchaser and the Ultimate Parent. The date and time of the Closing are referred to herein as the “Closing Date.” Unless the parties otherwise agree in writing, the Closing shall be deemed to occur at 12:01 a.m. ET on the Closing Date.
2.02 The Closing Transactions
. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
(a)in accordance with Section 1.02, the Purchaser shall deliver to PF Corp an amount in cash equal to the Preferred Stock Consideration by wire transfer of immediately available funds to the account(s) designated by the Ultimate Parent;
(b)in accordance with Section 1.02, the Purchaser shall deliver to Celdis an amount in cash equal to the Closing Cash Consideration by wire transfer of immediately available funds to the account(s) designated by the Ultimate Parent;
(c)the Sellers shall deliver to the Purchaser the stock certificates representing the Shares, accompanied by duly executed stock powers;
(d)the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article III hereof;
(e)simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Sellers and the Company (as applicable), all amounts necessary to discharge fully the then outstanding balance of all Indebtedness of the Company and its Subsidiary (other than Indebtedness of the Company or its Subsidiary referenced in clause (vii) of the definition of Indebtedness to the extent released as of the Closing), by wire transfer of immediately available funds in accordance with the Payoff Letters;
(f)simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Sellers and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Sellers; and
(g)the Company shall execute and deliver to the Purchaser a certificate in the form attached hereto as Exhibit A, certifying that the shares of Company Common Stock and Company Preferred Stock are not United States real property interests within the meaning of Section 897(c) of the Code, as applicable.

Article III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligations

. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:
(h)The representations and warranties set forth in Section 4.04 (Capital Stock) and Section 4.06(a) (Absence of Material Adverse Effect) (collectively, the “Specified Representations”) and the Fundamental Representations shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except those Specified Representations and Fundamental Representations that address matters only as of particular dates (including any references to “the date hereof”), which shall be true and correct as of such dates). The representations and warranties set forth in Article IV and Article V (other than the Specified Representations and the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or Material Adverse Effect qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except those representations and warranties that address matters only as of particular dates (including any references to “the date hereof”), which shall be true and correct as of such dates), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect;
(i)The Company and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(j)The Sellers shall have delivered to the Purchaser documentation evidencing or authorizing the release of the Indebtedness and any Liens related thereto set forth on Section 3.01(c) of the Disclosure Schedules (the “Payoff Letters”);
(k)The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(l)No Judgment shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no Proceeding shall be pending before any Governmental Entity wherein an unfavorable Judgment would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(m)The Ultimate Parent Approval shall have been obtained; and
(n)The Ultimate Parent shall have delivered or caused to be delivered to the Purchaser each of the following:
(i)a certificate executed by an officer of the Company and certificates executed by an officer of each Seller, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) of this Section 3.01 have been satisfied;
(ii)a certified copy of the resolutions duly adopted by each Seller’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement; and
(iii)resignations or removals, effective as of the Closing, from those directors of the Company and its Subsidiary as the Purchaser may have requested in writing at least five (5) days prior to the Closing Date.

3.02 Conditions to the Sellers’ Obligations
. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Ultimate Parent in writing) of the following conditions as of the Closing:
(a)The Purchaser Fundamental Representations shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except those Purchaser Fundamental Representations that address matters only as of particular dates (including any references to “the date hereof”), which shall be true and correct as of such dates). The representations and warranties set forth in Article VI (other than the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or Material Adverse Effect qualifications contained therein) on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except those representations and warranties that address matters only as of particular dates (including any references to “the date hereof”), which shall be true and correct as of such dates), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Purchaser Material Adverse Effect;
(b)The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)No Judgment shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no Proceeding shall be pending before any Governmental Entity wherein an unfavorable Judgment would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)The Ultimate Parent Approval shall have been obtained;
(f)The Purchaser shall be ready, willing and able to complete the payments at Closing set forth in Section 2.02; and
(g)The Purchaser shall have delivered to the Ultimate Parent each of the following:
(i)a certificate of an officer of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) of this Section 3.02 have been satisfied; and
(ii)certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the schedules of the Sellers accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Sellers jointly and severally represent and warrant to the Purchaser the statements in this Article IV as of the date of this Agreement and as of the Closing Date. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article IV; however, disclosures of any matter in any section of the Disclosure Schedules shall be deemed to incorporate by reference information disclosed in any other section of the Disclosure Schedules to which the applicability of such disclosure is readily apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
4.01 Organization and Corporate Power
. Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and each of the Company and its Subsidiary has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. Each of the Company and its Subsidiary is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiary (taken as a whole).
4.02 Subsidiaries; Right to Acquire Interests
. The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity except for its Subsidiary, Akron Brass Company, a Delaware corporation. The Company’s Subsidiary does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.
4.03 Authorization; No Breach; Valid and Binding Agreement
.
(h)Except for the Ultimate Parent Approval, the Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Ultimate Parent Approval, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The Company has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws’ affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “General Enforceability Exceptions”).
(i)Except as set forth on Section 4.03 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby and compliance by the Company with the terms hereof do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any assets of the Company or its Subsidiary under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or any Governmental Entity under, (i) the provisions of the Company’s or its Subsidiary’s certificates or articles of incorporation or bylaws (or equivalent organizational documents), (ii) any Significant Contracts, or (iii) any Law, statute, rule or regulation or Judgment to which the Company or its Subsidiary is subject or that otherwise relates to the Business, except, in the cases of clauses (ii) and (iii), for any such violations, conflicts, breaches, notices, defaults or other events that would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiary (taken as a whole).

4.04 Capital Stock
. The authorized number of shares of capital stock of the Company is 5,000, consisting of 4,000 shares of Company Common Stock and 1,000 shares of Company Preferred Stock. 4,000 shares of Company Common Stock are issued and outstanding and are owned by Celdis, and, as of the date hereof, 1,000 shares of Company Preferred Stock are issued and outstanding and are owned by PF Corp. The authorized number of shares of capital stock of the Company’s Subsidiary consists of 1,000 shares of common stock (the “Subsidiary Common Stock”). 100 shares of the Subsidiary Common Stock are issued and outstanding, all of which are owned by the Company. All of the outstanding shares of capital stock of the Company and its Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Neither the Company nor its Subsidiary has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiary, as applicable. Except as set forth on Section 4.04 of the Disclosure Schedules, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Company or its Subsidiary of any kind. Except as set forth on Section 4.04 of the Disclosure Schedules, there are no agreements or other obligations (contingent or otherwise) which require the Sellers, the Company or its Subsidiary to repurchase or otherwise acquire any shares of the Company’s or its Subsidiary’s, as applicable, capital stock or other equity securities. Neither the Company nor its Subsidiary has outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
4.05 Financial Statements; No Undisclosed Liabilities
.
(j)Section 4.05 of the Disclosure Schedules contains true and complete copies of: (a) the Company’s and its Subsidiary’s unaudited consolidated balance sheet as of November 29, 2015 (the “Latest Balance Sheet”) and the related statement of income for the 10-month period then ended and (b) the Company’s and its Subsidiary’s unaudited consolidated balance sheets and statements of income and cash flows for the fiscal years ended February 2, 2014 and February 1, 2015 (collectively, the “Financial Statements”).
(k)Except as set forth on Section 4.05 of the Disclosure Schedules, the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiary, (ii) have been prepared in accordance with IFRS and applied on a consistent basis throughout the periods indicated, and (iii) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiary as of the times and for the periods referred to therein.
(l)Except as set forth on Section 4.05 of the Disclosure Schedules, neither the Company nor its Subsidiary has any Liabilities other than Liabilities that (i) are reflected or fully reserved against in the Financial Statements, (ii) were incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) are Transaction Expenses incurred as a result of or arising out of the transactions contemplated by this Agreement that will either be paid prior to Closing or paid simultaneously with Closing as contemplated by Section 2.02(f), (iv) arise out of executory contracts or agreements (other than as a result of a breach or default thereunder) or (v) individually, or together with other related Liabilities, do not exceed $150,000.

4.06 Absence of Certain Developments
.

(a)Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.
(b)Except in connection with or in preparation for the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet, the Business has been conducted in all material respects in the ordinary course consistent with past practice.
(c)Except as set forth in Section 4.06 of the Disclosure Schedules, and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor its Subsidiary has:
(i)mortgaged, pledged or subjected to any Lien, except Permitted Liens, any material portion of its assets;
(ii)sold, assigned or transferred any material tangible assets, except for sales of inventory in the ordinary course of business;
(iii)sold, assigned, transferred, abandoned or permitted to lapse any Intellectual Property owned by the Company that is material to the conduct of the Business, other than the non-renewal of any such Intellectual Property in the ordinary course of business or the expiration of any patent pursuant to applicable Law;
(iv)issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(v)made any capital investment in, or any loan or advances to, or any guarantees for the benefit of, any other Person (other than the Company’s Subsidiary);
(vi)other than any redemption of the Company Preferred Stock and the payment of any dividend in respect of such redeemed stock, declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Subsidiary to the Company in the ordinary course of business;
(vii)made any capital expenditures or commitments therefor in excess of $250,000 in the aggregate;
(viii)made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;
(ix)entered into any employment contract with payments exceeding $100,000 per year, or modified the terms of any such existing contract or agreement;
(x)made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by existing contracts or consistent with past practice), or made or granted any material increase to any employee under any employee benefit plan or arrangement (except as required by any existing employee benefit plan or arrangement), or materially amended or terminated any existing employee benefit or arrangement or adopted any new employee benefit plan or arrangement;
(xi)discharged or satisfied any Lien or paid any material Liability, other than current Liabilities paid in the ordinary course of business consistent with past practice;
(xii)made any material change in the method of financial accounting or financial accounting practice or policy applicable to the Company or its Subsidiary, other than such changes as were required by IFRS or applicable Law; or
(xiii)agreed or committed in writing to do any of the foregoing.

4.07 Title to Properties; Sufficiency of Assets
.

(a)Except as set forth in Section 4.07(a) of the Disclosure Schedules, the Company or its Subsidiary has good and valid title to, or valid leasehold interest in, all of its tangible personal property, free and clear of all Liens, except for Permitted Liens.
(b)The real property at the addresses listed in Section 4.07(b) of the Disclosure Schedules (the “Leased Real Property”) constitutes all of the real property used or occupied by the Company or its Subsidiary pursuant to a lease, sublease, license or similar use or occupancy agreement (the “Real Property Leases”). Each Real Property Lease is in full force and effect and is a valid and binding contract or agreement of the Company or its Subsidiary, as applicable, and, to the Company’s knowledge, is enforceable against the other parties thereto, in accordance with its terms, in each case, subject to the General Enforceability Exceptions, and the Company or its Subsidiary holds a valid leasehold interest in the Leased Real Property, subject to no Liens other than Permitted Liens. Section 4.07(b) of the Disclosure Schedules sets forth a complete and accurate list of the Real Property Leases. The Company has delivered or made available to the Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any material respect, except as disclosed in Section 4.07(b) of the Disclosure Schedules. Neither the Company, its Subsidiary nor, to the Company’s knowledge, any other party to any Real Property Lease is in breach or violation of, or default under, such Real Property Lease, and, to the knowledge of the Company, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both) thereunder, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiary (taken as a whole).
(c) The real property at the addresses listed in Section 4.07(c) of the Disclosure Schedules (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”), constitutes all of the real property owned by the Company or its Subsidiary. With respect to each parcel of the Owned Real Property:
(i)either the Company or its Subsidiary (as identified in Section 4.07(c) of the Disclosure Schedules) owns good and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens; and
(ii)there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.
(d)With respect to the Real Property:
(i)except as set forth in Section 4.07(d) of the Disclosure Schedules the Real Property is the only real property that is used in the operation of the Business as currently conducted;
(ii)there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or its Subsidiary) the right of use or occupancy of any portion of the Real Property; and
(iii)the existing buildings and improvements located on the Owned Real Property may lawfully be used under applicable zoning and land use Laws for the purposes for which they are presently being used by the Company or its Subsidiary.
(e)Except as set forth in Section 4.07(e) of the Disclosure Schedules, the Company and its Subsidiary own or have a valid right to use the assets held by the Company and its Subsidiary, and such assets constitute all of the rights, property and assets used to conduct the Business in the manner conducted by the Company and its Subsidiary as of the date hereof and immediately prior to the Closing. Except as set forth in Section 4.07(e) of the Disclosure Schedules, none of the Sellers or any of their Affiliates (other than the Company and its Subsidiary) own any assets that are used in the Business.
(f)The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other material items of tangible personal property owned by the Company or its Subsidiary are, in the aggregate, in good operating condition and repair, ordinary wear and tear excepted.

4.08 Tax Matters
.
(g)The Company and its Subsidiary have filed all federal and all other Tax Returns that are required to be filed by them (taking into account any extensions of time to file). The Company and its Subsidiary have fully paid, remitted, and withheld, as appropriate, all Taxes due and payable, except for (i) Taxes being contested in good faith or (ii) Taxes not yet due, in each case for which reserves or accruals have been reflected on or otherwise taken into account on the applicable Financial Statements.
(h)No audits, reviews, contests, claims, actions, investigations, inquiries or administrative or judicial Tax proceedings (“Tax Contests”) are pending or being conducted with respect to the Company or its Subsidiary. Neither the Company nor its Subsidiary have received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(i)Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (ii) property Taxes with respect to property leased under a “triple-net” lease. Neither the Company nor its Subsidiary (A) has ever been a member of an Affiliated Group (or similar group) filing a consolidated, unitary, combined, or other multi-entity group Income Tax Return, or (B) has any Liability for the Taxes of any Person (other than the Company or its Subsidiary) under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.
(j)Neither the Company nor its Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received during a Pre-Closing Tax Period outside the ordinary course of business; or (v) election under Section 108(i) of the Code.
(l)Neither the Company nor its Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(m)Neither the Company nor its Subsidiary has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations or similar provisions of state Law, and the Company and its Subsidiary have properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations and similar provisions of state Law.

4.09 Contracts and Commitments
.
(n)Section 4.09 of the Disclosure Schedules sets forth a true and complete list of each of the following contracts and other agreements to which the Company or its Subsidiary is a party or to which any of the assets of the Company, its Subsidiary or the Business are subject:

(i)any collective bargaining agreement, as set forth in Section 4.16 of the Disclosure Schedules;
(ii)any written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the Disclosure Schedules relating thereto;
(iii)any stock purchase, stock option or similar plan;
(iv)any contract for the employment of any officer, employee or other individual on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;
(v)any agreement or indenture relating to the borrowing of money, whether as borrower or lender, or to mortgaging, pledging or otherwise placing a Lien other than a Permitted Lien on any assets of the Company and its Subsidiary;
(vi)any guaranty of any obligation for borrowed money or other material guaranty;
(vii)any lease or other agreement under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $150,000;
(viii)any lease or other agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property for which the annual rental exceeds $150,000;
(ix)any contract or group of related contracts with the same party for the purchase of products or services (A) that requires annual payments to be made by the Company or its Subsidiary in excess of $150,000 or (B) that provided for annual payments by the Company or its Subsidiary in excess of $150,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet;
(x)any agreements relating to any completed business acquisition or disposition by the Company or its Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) entered into on or after February 1, 2013 or pursuant to which the Company or its Subsidiary has any continuing material obligation or Liability;
(xi)any contract or group of related contracts with a client or customer for the sale of products or services that (A) requires annual payments in excess of $150,000 to be made by such client or customer to the Company or its Subsidiary or (B) provided for payments to the Company or its Subsidiary by such client or customer in excess of $150,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet, in each case of (A) and (B), other than purchase orders entered into in the ordinary course of business;
(xii)any license, royalty or other agreement relating to the use of any third party Intellectual Property (other than licenses for commercially available software licensed for a one-time fee of, or that have annual fees of, $75,000 or less);
(xiii)any license, royalty or other agreement relating to the use by any third party of Intellectual Property owned by the Company or its Subsidiary (other than non-exclusive licenses granted to customers in the ordinary course of business);
(xiv)any contract which prohibits the Company or its Subsidiary from (1) freely engaging or competing in any business anywhere in the world or (2) soliciting for employment or hiring any Person (other than non-disclosure agreements entered into in the ordinary course of business);
(xv)any contract requiring future capital expenditure obligations of the Company or its Subsidiary in excess of $150,000;

(xvi)any contract with any independent contractor who provides services to the Company or its Subsidiary or the Business that provides for annualized compensation in excess of $100,000 individually or $250,000 in the aggregate;
(xvii)any joint venture, partnership or other similar agreement or written arrangement involving co-investment or the sharing of revenues, profits, losses, costs or Liabilities between the Company or its Subsidiary or otherwise involves the Business, on the one hand, and a third party on the other hand;
(xviii)any contract requiring the Company or its Subsidiary to pay royalties to a third party with respect to a product of the Business;
(xix)any material warranty or guarantee with respect to a contractual performance that is an obligation of the Company or its Subsidiary or otherwise involves the Business, other than warranties or guarantees provided to its customers in the ordinary course of business;
(xx)any contract requiring the Company or its Subsidiary to indemnify and hold harmless any Person, other than those entered into in the ordinary course of business;
(xxi)any contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party.
(it being understood that, for purposes of this Section 4.09, all purchase orders or similar arrangements, as applicable, shall be deemed incorporated by reference with respect to any underlying master agreement, multi-year agreement or similar agreement).
(o)With respect to each contract listed in Section 4.09 of the Disclosure Schedules (collectively, the “Significant Contracts”), (i) each such Significant Contract is in full force and effect and is a valid and binding contract or agreement of the Company and its Subsidiary, as applicable, and, to the knowledge of the Company, enforceable against the other parties thereto, in accordance with its terms, in each case, subject to the General Enforceability Exceptions and (ii) neither the Company, its Subsidiary nor, to the Company’s knowledge, any other party to any such Significant Contract is in breach or violation of, or default under, such Significant Contract and, to the knowledge of the Company, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiary (taken as a whole).

4.10 Intellectual Property
.
(a)Section 4.10 of the Disclosure Schedules sets forth all of the following owned by the Company or its Subsidiary: (i) patents and patent applications; (ii) registered trademarks and trademark applications; (iii) internet domain names; and (iv) registered copyrights and copyright applications (collectively, the “Company Intellectual Property”). Except as set forth in Section 4.10(a) of the Disclosure Schedules: (A) the Company or its Subsidiary, as the case may be, owns all of the Company Intellectual Property, free and clear of all Liens except Permitted Liens; (B) during the twelve (12)-month period prior to the date of this Agreement, none of the Company, its Subsidiary or any Seller has received from any Person any written notices of infringement or misappropriation by the Company or its Subsidiary with respect to such Person’s Intellectual Property; (C) neither the Company nor its Subsidiary are currently infringing on the Intellectual Property of any other Person; and (D) neither the Company nor its Subsidiary have given written notice to any Person asserting infringement or misappropriation by such Person of any Intellectual Property owned by the Company or its Subsidiary and the Company is not aware of any such infringement or misappropriation.
(b)Except as set forth in Section 4.10(b) of the Disclosure Schedules, all material Intellectual Property developed by or on behalf of the Company or its Subsidiary was either developed by an employee of the Company or its Subsidiary within the scope of such employee’s employment or was developed by a third party that assigned all rights in such Intellectual Property to the Company or its Subsidiary. During the twelve (12) months prior to the date hereof, to the Company’s knowledge, there has been no material disruption in the functionality of the information technology systems used by the Company and its Subsidiary.

4.11 Litigation
. Except as set forth in Section 4.11 of the Disclosure Schedules, there are no Proceedings pending or, to the Company’s knowledge, threatened against or by the Company or its Subsidiary, at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which seeks more than $100,000 in damages, has as its principal remedy injunctive relief or which would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement, and neither the Company nor its Subsidiary is subject to any outstanding Judgment of any Governmental Entity.
4.12 Governmental Authorities; Consents
. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth in Section 4.12 of the Disclosure Schedules, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Sellers, other than those that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the Business.
4.13 Employee Benefit Plans
.
(a)Except as listed in Section 4.13(a) of the Disclosure Schedules, neither the Sellers, the Company nor its Subsidiary maintains, contributes to or is required to contribute to or has or could reasonably be expected to have Liability under, any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any employment, bonus or other incentive compensation, stock purchase, stock option or other equity or equity-based compensation, deferred compensation, retention, change in control, severance, sick leave, vacation, pension, loan, salary continuation, retirement, retirement medical, termination pay, health, welfare, disability, prescription benefit, life insurance, educational assistance, fringe benefit, perquisite or other benefit plan, program, agreement or arrangement for the benefit of any employee, director or consultant of the Company or its Subsidiary (collectively, with the exception of any Plan which is a multiemployer plan as defined in Section 3(37) of ERISA, referred to herein as the “Plans”). Each Plan that is sponsored or maintained by the Company or its Subsidiary, or to which the Company or its Subsidiary is a party, is referred to herein as a “Company Plan.” Section 4.13(a) of the Disclosure Schedules separately identifies each Plan that is a Company Plan. The Company has made available to Purchaser correct and complete copies of the following, as applicable: (i) the most recent Plan document or agreement, or with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) all amendments thereto; (iii) any trust instruments or insurance contracts, if any, forming a part of any Plan, and (iv)

a current determination letter issued by the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.
(b)The Company Plans comply in form and in operation in all material respects with their terms and with the requirements of applicable law, including the Internal Revenue Code of 1986, as amended (the “Code”) and ERISA. No Proceeding with respect to any Company Plan (other than routine claims for benefits) currently exists or, to the Company’s knowledge, has been threatened.
(c)Except as listed in Section 4.13(c) of the Disclosure Schedules: (i) no Plan is subject to Title IV of ERISA, (ii) no Plan provides retiree medical benefits, and (iii) neither the Company nor its Subsidiary contributes to any multiemployer plan, as defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, nor have they incurred any “withdrawal liability” within the meaning of Section 4201 of ERISA, and no condition exists that could reasonably be expected to present a material risk to the Company or its Subsidiary of incurring any such Liability. No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Person that, together with the Company, would be considered a single employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such Liability. With respect to each Plan that is subject to Title IV, the Company or its Subsidiary has made all contributions required by Law.
(d)Each Plan that is intended to be tax qualified under Section 401(a) of the Code has received or is covered by a favorable determination or opinion letter from the IRS, including with respect to any trusts intended to be exempt from federal income taxation under the Code and, to the knowledge of the Company, no facts or circumstances have occurred that could reasonably be expect to cause the loss of such qualification or exemption.
(e)Except as listed in Section 4.13(e) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, consultant, independent contractor or director of the Company or its Subsidiary, (ii) increase the compensation or benefits payable, including equity benefits, under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan or (v) create any limitation or restriction on the right of the Company to merge, amend or terminate any Company Plan. There is no agreement, plan, arrangement or other contract covering any employee or consultant of the Company or its Subsidiary that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could, in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event), give rise to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code or that would not be deductible by the Purchaser or the Company or their respective Affiliates by reason of Section 280G of the Code, and there is no such agreement, plan, arrangement or contract under which any employee or consultant of the Company or its Subsidiary could be eligible to be compensated for any excise Taxes paid pursuant to Section 4999 of the Code.
(f)With respect to each Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or its Subsidiary residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in all material respects in accordance with normal accounting practices and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities.

4.14 Compliance with Laws
.
(g)The Company and its Subsidiary are in compliance in all material respects with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof.
(h)The Company and its Subsidiary hold all permits (other than the possession of or compliance with Environmental Permits as defined herein, which is exclusively provided for in Section 4.15(a)) from any Governmental Entity which are required under applicable Law in order for the Company and its Subsidiary to conduct the Business as presently conducted, other than any such permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Business (the “Business Permits”). The Company and its Subsidiary are in material compliance with the terms of the Business Permits.

4.15 Environmental Compliance and Conditions
. Except as set forth in Section 4.15 of the Disclosure Schedules:
(a)The Company and its Subsidiary have obtained and possess all material permits, licenses and other authorizations required under applicable Environmental Laws (the “Environmental Permits”).
(b)The Company and its Subsidiary are in material compliance with the terms and conditions of such Environmental Permits and are also in material compliance with all applicable Environmental Laws.
(c)None of the Company, its Subsidiary or any Seller has received any written notice of violations or Liabilities arising under Environmental Laws, including relating to any investigatory, remedial or corrective obligation from any foreign, federal, state or local governments or any agency thereof, relating to the Company, its Subsidiary or their facilities and arising under Environmental Laws, the subject of which is unresolved.
(d)There are no lawsuits or Proceedings pending or, to the Company’s knowledge, threatened against the Company or its Subsidiary before or by any Governmental Entity under Environmental Laws, and neither the Company nor its Subsidiary is subject to any outstanding Judgment of any Governmental Entity under Environmental Laws, except for any of the foregoing that would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(e)No product manufactured, produced, modified, distributed or sold by or on behalf of the Company or its Subsidiary contains, or has contained, any asbestos or asbestos-containing materials.
(f)There have been no releases of any Hazardous Materials by the Company or its Subsidiary at the Real Property or, to the knowledge of the Company, by any other Person (including any Person whose Liability for such Environmental Liability the Company or its Subsidiary has retained or assumed), except, in each case, for any releases that would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiary.
(g)The Company has delivered or otherwise made available for inspection to the Purchaser true, complete and correct copies and results of any non-privileged, material reports, data, investigations, audits, assessments (including Phase I and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of or under the reasonable control of the Company or its Subsidiary pertaining to: (i) any unresolved Environmental Liabilities of the Company or its Subsidiary; (ii) any Hazardous Materials released in, on, or beneath any property currently or formerly owned, operated or leased by the Company or its Subsidiary; or (iii) the Company’s or its Subsidiary’s compliance with applicable Environmental Laws.

4.16 Labor and Employment
.
(h)Except as set forth on Section 4.16 of the Disclosure Schedules, neither the Company nor its Subsidiary is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council applicable to persons employed by the Company or its Subsidiary; no employees of the Company or its Subsidiary are represented by any labor union, labor organization or works council with respect to their employment with the Company or its Subsidiary; and to the Company’s knowledge, no union organizing efforts are underway with respect to such persons.
(i)No labor union, labor organization, works council or group of employees of the Company or its Subsidiary has a pending demand for recognition or certification as representative of employees of the Company or its Subsidiary, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(j)Except as set forth in Section 4.16(c) of the Disclosure Schedules, since February 1, 2013, there have been no unfair labor practice Proceedings, material grievances, material arbitrations, strikes, slowdowns, work stoppages or lockouts, picketing, hand billing or other material labor disputes against or involving the Company or its Subsidiary, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or its Subsidiary.
(k)The Company and its Subsidiary are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(l)Except as set forth in Section 4.16 of the Disclosure Schedules, since February 1, 2013, the Company and its Subsidiary have not received written notice of (i) any material charge or complaint pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or (ii) the intent of any Governmental Entity responsible for the enforcement of labor and employment laws to conduct a material investigation or notice that such investigation is in progress.
(m)To the knowledge of the Company, no employee of the Company or its Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant: (i) to the Company or its Subsidiary or (ii) to a former employer of any such employee relating to (A) the right of any such employee to be employed by the Company or its Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

4.17 Insurance
. Section 4.17 of the Disclosure Schedules lists each material insurance policy maintained by the Company and its Subsidiary or to which the Company or its Subsidiary are entitled to the benefits of. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and, neither the Company nor its Subsidiary is in default with respect to its obligations under any such insurance policy. Except as set forth in Section 4.17 of the Disclosure Schedules, neither the Company nor its Subsidiary has any self-insurance or co-insurance programs.
4.18 Warranty and Product Liability

. Except as set forth in Section 4.18 of the Disclosure Schedules, there are no Proceedings or written claims pending or, to the Company’s knowledge, threatened involving a service provided or a product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company, its Subsidiary or the Business relating to an alleged Defect or an alleged breach of any guarantee or warranties or representations, other than (a) claims that have been settled or resolved prior to the date of this Agreement, (b) returns and replacements of goods (whether or not defective) made in the ordinary course of business or (c) claims that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiary (taken as a whole). There are no material Defects with respect to any of the products of the Company, its Subsidiary or the Business. Section 4.18 of the Disclosure Schedules sets forth a specimen copy of the form of written warranties of the Company and its Subsidiary covering products sold or services provided by the Company and its Subsidiary that have not expired.
4.19 Related Party Transactions.
Except as set forth in Section 4.19 of the Disclosure Schedules, no Affiliate of the Company or its Subsidiary or, to the Company’s knowledge, any director or officer of the Company or its Subsidiary, has any direct or indirect interest in any competitor, client, customer or supplier of the Company or its Subsidiary or in any Person from whom or to whom the Company or its Subsidiary leases any real or personal property or in any other Person with whom the Company or its Subsidiary has any material business relationship. Except as set forth in Section 4.19 of the Disclosure Schedules, no Affiliate of the Company or its Subsidiary: (i) owns any property or right, whether tangible or intangible, which is used by the Company or its Subsidiary; (ii) has any claim or cause of action against the Company or its Subsidiary; (iii) owes any money to the Company or its Subsidiary or is owed money from the Company or its Subsidiary; or (iv) provides services or resources to the Company or its Subsidiary or is dependent on services or resources provided by the Company or its Subsidiary.
4.20 OFAC
. None of the Sellers, the Company or its Subsidiary or, to the Company’s knowledge, any director or officer of any of the Sellers, the Company or its Subsidiary is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). There is no pending or, to the Company’s knowledge, threatened Proceeding against, or investigation by a Governmental Entity of, the Business, the Company or its Subsidiary, nor is there any Judgment imposed (or, to the Company’s knowledge, threatened to be imposed) upon the Business, the Company or its Subsidiary by or before any Governmental Entity, in each case, in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OFAC.
4.21 Anti-Corruption Laws
. Neither the Company nor its Subsidiary has since February 1, 2011, directly or indirectly, violated the U.S. Foreign Corrupt Practices Act or any other anti-corruption Law applicable to the Company or its Subsidiary in a jurisdiction in which the Business has been conducted (collectively, the “Applicable Anti-Corruption Laws”) or any Applicable Customs & International Trade Laws. Neither the Company, its Subsidiary nor any of their respective officers, directors, employees, agents, distributors or sales representatives has since February 1, 2011 made, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of any Person under circumstances in which any of them knows or has pursuant to the standard of care of any Applicable Anti-Corruption Laws applicable in the given case reason to know that all or any portion of such money or thing of value has been offered, given or promised, directly or indirectly, to said

Person for the purpose of inducing the Person to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Entity (or commercial enterprise under such Applicable Anti-Corruption Laws prohibiting commercial bribery) thereof in order to affect any act or decision of such Governmental Entity or commercial enterprise or to assist either party in obtaining or retaining the business of the Company or its Subsidiary. To the Company’s knowledge, since February 1, 2011 there has been no investigation or Proceeding relating to any violation of Applicable Anti-Corruption Laws or Applicable Customs & International Trade Laws by the Business, the Company, its Subsidiary or any of their respective directors, officers, employees, agents, shareholders, distributors or sales representatives. Since February 1, 2011 none of the Company or its Subsidiary has sold or delivered directly or, to the Company’s knowledge, indirectly any products or technology to any of the parties or countries listed in Section 4.21 of the Disclosure Schedules.
4.22 Money Laundering Laws
. The operations of the Company and its Subsidiary are and have been conducted at all times since February 1, 2011 in material compliance with all applicable money laundering statutes and the rules and regulations thereunder applicable to the Company and its Subsidiary in all jurisdictions in which the Business is conducted (collectively, the “Money Laundering Laws”) and no Proceeding by or before any Governmental Entity involving the Company or its Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
4.23 Customers and Suppliers
. Section 4.23 of the Disclosure Schedules lists the top 20 customers (the “Material Customers”) and top 20 suppliers (the “Material Suppliers”) of the Company and its Subsidiary collectively for the fiscal year ended February 1, 2015 (determined on a consolidated basis based on, in the case of customers, the dollar amount of revenues recognized by the Company and its Subsidiary from such customers and, in the case of suppliers, the dollar amount of purchases from such suppliers). Except as described in Section 4.23(a) of the Disclosure Schedules, from February 1, 2015, none of the Company or its Subsidiary or any Seller has received any written indication that (a) any Material Customer or Material Supplier plans to stop or materially decrease the amount of business done with the Business, (b) any Material Customer received a material decrease in the prices paid to the Business that is inconsistent with the terms of its existing agreement or order with the Business or (c) any Material Supplier received a material increase in the prices charged to the Business that is inconsistent with the terms of its existing supply agreement with the Business. In addition, none of the Company, its Subsidiary or the Business is involved with any material claim or dispute with any Material Customer or Material Supplier, other than returns, replacements or adjustments made in the ordinary course of business.
4.24 Brokerage
. Except as set forth in Section 4.24 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiary.
No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article IV, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Disclosure Schedules, the Sellers jointly and severally represent and warrant to the Purchaser the statements in this Article V as of the date of this Agreement and as of the Closing Date.
5.01 Organization and Corporate Power
. The (a) Ultimate Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of England and Wales, (b) Celdis is a private limited company duly incorporated, validly existing and in good standing under the Laws of England and Wales, and (c) PF Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each such Seller has all necessary power and authority to enter into, execute and deliver this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby.
5.02 Authority, Validity and Effect
. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and other than the Ultimate Parent Class 1 Resolution by the Ultimate Parent Shareholders, no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Each Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding obligation of each Seller, enforceable in accordance with its terms, except as enforceability may be limited by the General Enforceability Exceptions.
5.03 Board Vote; Ultimate Parent Shareholder Approval
. At or prior to the date hereof, the board of directors of the Ultimate Parent, at a meeting duly called and held, has, by unanimous vote of all directors of the Ultimate Parent then in office, approved the Ultimate Parent Recommendation. The approval by the Ultimate Parent Shareholders of the Ultimate Parent Class 1 Resolution is the only vote of holders of any class of securities of the Ultimate Parent which is required to approve the transactions contemplated by this Agreement.
5.04 No Violation
. Except as set forth on Section 5.04 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by each Seller, the consummation of the transactions contemplated hereby and compliance by each Seller with the terms hereof do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon such Seller’s Shares, or require any authorization, consent, approval, exemption or other action by or notice to any third party or any Governmental Entity under, (a) the provisions of such Seller’s certificates or articles of incorporation, memorandum of association, articles of association or bylaws (or equivalent organizational documents), (b) any contracts, agreements or instruments or any licenses, franchise or permits to which such Seller is a party or bound by, or (c) any Law or Judgment to which such Seller is subject except, in the cases of clauses (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

5.05 Title
.
(a)PF Corp (i) is the lawful record and beneficial owner of all of the shares of outstanding Company Preferred Stock, (ii) has full power, right and authority, and any approval required by Law, to make, enter into and perform this Agreement and to sell, assign, transfer and deliver such Shares to the Purchaser, and (iii) has good and valid title to such Shares free and clear of all Liens other than Liens arising under applicable securities Laws.
(b)Celdis (i) is the lawful record and beneficial owner of all of the shares of outstanding Company Common Stock, (ii) has full power, right and authority, and any approval required by Law, to make, enter into and perform this Agreement and to sell, assign, transfer and deliver such Shares to the Purchaser, and (iii) has good and valid title to such Shares free and clear of all Liens other than Liens arising under applicable securities Laws.
(c)Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, including the payment in full of the Preferred Stock Consideration and the Closing Cash Consideration, at the Closing, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens (other than Liens created by the Purchaser or at the direction of the Purchaser).
(d)Except for this Agreement, there are no options or rights to acquire, or any agreements to which any Seller is a party, relating to the Shares that have not been waived or that will survive the Closing. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of such Seller, threatened against such Seller.

5.06 Governmental Authorities
. Except for the applicable requirements of the HSR Act and except as set forth in Section 5.06 of the Disclosure Schedules, no Seller is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.
5.07 Litigation
. There are no Proceedings pending or, to the Sellers’ knowledge, threatened against or by any Seller at Law or in equity, or before or by any Governmental Entity, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Seller to consummate the transactions contemplated by this Agreement.
5.08 Brokerage
. Except as set forth in Section 5.08 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.
5.09 No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND THIS Article V, AS QUALIFIED BY THE ATTACHED SCHEDULES, THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in the schedules of the Purchaser accompanying this Agreement (each, a “Purchaser Disclosure Schedule” and, collectively, the “Purchaser Disclosure Schedules”), the Purchaser represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date:
6.01 Organization and Corporate Power
. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to enter into, execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.
6.02 Authorization; Valid and Binding Agreement
. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the General Enforceability Exceptions.
6.03 No Violation
. Except as set forth on Section 6.03 of the Purchaser Disclosure Schedules, the execution, delivery and performance of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and compliance by the Purchaser with the terms hereof do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any assets of the Purchaser, or require any authorization, consent, approval, exemption or other action by or notice to any third party or any Governmental Entity under, (i) the provisions of the Purchaser’s certificates or articles of incorporation or bylaws (or equivalent organizational documents), (ii) any contracts, agreements or instruments or any licenses, franchise or permits to which the Purchaser is a party or bound by, or (iii) any Law or Judgment to which the Purchaser is subject except, in the cases of clauses (ii) and (iii), for any such violations, conflicts, breaches, notices, defaults or other events that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
6.04 Governmental Authorities
. Except for the applicable requirements of the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
6.05 Litigation
. There are no Proceedings pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
6.06 Brokerage
. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
6.07 Available Financing
. The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.
6.08 Investment Representation
. The Purchaser is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. The Purchaser acknowledges that the securities of the Company have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the securities of the Company are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.
6.09 Solvency
. Assuming the representations and warranties set forth in Article IV and Article V are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiary shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Assuming the representations and warranties set forth in Article IV and Article V are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiary shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiary.
6.10 No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article VI, AS QUALIFIED BY THE ATTACHED SCHEDULES, THE PURCHASER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.

Article VII

COVENANTS OF THE SELLERS

7.01 Conduct of the Business
.
(a)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for by this Agreement or in Section 7.01 of the Disclosure Schedules or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed) the Company shall (and shall cause its Subsidiary to) (1) conduct the Business in the ordinary course of business consistent with past practice, (2) use commercially reasonable efforts to preserve intact the Business and keep available the services of its employees and agents and maintain its relations and good will with its Material Suppliers, Material Customers, material distributors, contractors, agents and others having material business relationships with the Company or its Subsidiary (to the extent beneficial) and (3) comply in all material respects with all applicable Laws and the requirements of all Significant Contracts; provided that, the foregoing notwithstanding, the Company and its Subsidiary may (i) use all available cash to repay any Indebtedness or Transaction Expenses of the Company and its Subsidiary prior to the Closing and (ii) redeem all or any portion of the Company Preferred Stock and pay any accrued dividend on such stock.
(b)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for by this Agreement or in Section 7.01 of the Disclosure Schedules or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiary to:
(i)issue, sell or deliver any shares of its or its Subsidiary’s capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or its Subsidiary’s capital stock;
(ii)effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;
(iii)amend its or its Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents);
(iv)make any redemption or purchase of any shares of its or its Subsidiary’s capital stock (other than redemption of the Company Preferred Stock);
(v)sell, assign, transfer, mortgage, pledge or subject to any Lien (other than Permitted Liens) any assets, except in the ordinary course of business consistent with past practice;
(vi)make any capital investment in, or any loan or advances to, or any guarantees for the benefit of, any other Person (other than the Company’s Subsidiary);
(vii)make any capital expenditures or commitments therefor outside of the budget attached hereto in Schedule 7.01(b)(vii);
(viii)sell, assign, transfer, abandon, cancel or allow to lapse any of the Intellectual Property owned by the Company that is material to the conduct of the Business, other than the expiration of any patent pursuant to applicable Law, or enter into any Intellectual Property license, other than non-exclusive licenses entered into in the ordinary course of business;
(ix)(a) make any loan to any of its present or former directors, officers, or employees, (b) increase the compensation or benefits payable, provided or to be provided to any present or former director, officer, employee or consultant of the Company or its Subsidiary outside the ordinary course of business, (c) establish, adopt, enter into, amend or terminate any material Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Plan if it were in existence as of the date of this Agreement or (d) terminate the employment of any officer or management level employee of the Company or its Subsidiary other than for cause;
(x)unless required by Law, recognize or certify any labor union or labor organization as the collective bargaining representative of any employees of the Company or its Subsidiary;
(xi)agree to waive, amend or terminate any non-solicitation or non-competition agreement with respect to any employee of the Company or its Subsidiary;
(xii)make any material change in the method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by IFRS or applicable Law;
(xiii)except as required by applicable Law, make, change or revoke any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or file any amended Tax Return;
(xiv)(A) terminate a Significant Contract or (B) enter into any new contract that would be a Significant Contract if entered prior to the date hereof, other than in the ordinary course of business consistent with past practice and except for renewals in accordance with the terms of any Significant Contract;
(xv)materially modify, extend or terminate any Real Property Lease, or enter into any new lease of real property except for extensions requested by the Purchaser; or
(xvi)enter into any agreement or commit to do any of the foregoing.

7.02 Access to Books and Records
. From the date hereof until the Closing Date, the Company shall provide the Purchaser and its Representatives with access during normal business hours and upon reasonable notice to the offices, properties, officers, other personnel, books and records of the Company and its Subsidiary in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiary; provided that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiary; provided further that all requests for such access shall be directed to Joseph R. Daprile or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiary shall be required to disclose any information to the Purchaser if such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof with a third party (provided that the Company or its Subsidiary, as applicable, shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure). The information provided pursuant to this Section 7.02 will be governed by all the terms and conditions of the Confidentiality Agreement, dated October 6, 2015, by and between the Ultimate Parent and the Purchaser (the “Confidentiality Agreement”). Notwithstanding the provisions of this Section 7.02, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 7.02, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 7.02 but rather, absent agreement, must utilize the rules of discovery.
7.03 Notifications
. From the date hereof until the Closing Date, the Company and the Sellers may disclose to the Purchaser in writing any material variances from the representations and warranties contained in Article IV or

Article V, as applicable, and of any other fact or event that constitutes a breach of the covenants made in this Agreement by the Company or the Sellers. No such disclosure shall be deemed to amend and supplement the Disclosure Schedules delivered on the date hereof or have any impact on any rights or remedies of the Purchaser set forth in this Agreement.
7.04 Conditions
. The Sellers and the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III hereof (other than those to be satisfied at the Closing).
7.05 No Solicitation
.
(a)During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Ultimate Parent shall not, nor shall it authorize or permit its Affiliates to, and it shall cause its and its Affiliates’ respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance, except furnishing such information as may be required by Law), or knowingly induce, or take any other action designed to facilitate any inquiry with respect to the making, submission or announcement of, any Competing Proposal, (ii) except as provided in Section 7.05(d), enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to or which constitutes any Competing Proposal, (iii) except as provided in Section 7.05(d), enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to (in each case, except furnishing such information as may be required by Law), or otherwise knowingly cooperate with or knowingly take any other action to facilitate any proposal, inquiry or offer that is or is reasonably expected to lead to (A) Competing Proposal or (B) that requires any Seller or the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) except as provided in Section 7.05(f), submit to the shareholders of the Ultimate Parent for their approval any Competing Proposal, or agree or publicly announce an intention to take any of the foregoing actions.
(b)The Ultimate Parent shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons or their Representatives with respect to any Competing Proposal and will use its commercially reasonable efforts to request in writing that any Person or such Person’s Representatives in possession of any confidential information about the Company or its Subsidiary that was previously furnished to such Persons in connection therewith to be returned to the Sellers or the Company or destroyed consistent with the terms of their respective nondisclosure agreements.
(c)The Ultimate Parent agrees not to, and to cause the other Sellers and the Company not to, directly or indirectly, release any third party from the confidentiality and standstill provisions of any agreement (or terminate, amend, modify or waive any provision of any such agreement) to which the Ultimate Parent or any Affiliate of the Ultimate Parent is a party relating to a Competing Proposal. The Ultimate Parent agrees to use commercially reasonable efforts to, and to cause its Affiliates to use commercially reasonable efforts to, enforce, to the extent permitted under applicable Law, the provisions of any such agreement, including using commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in any appropriate court in England and Wales or the United States of America.
(d)Notwithstanding the foregoing, prior to the Ultimate Parent Approval, the Ultimate Parent may, in response to a bona fide written unsolicited Competing Proposal (so long as such Competing Proposal was received after the date hereof and the Ultimate Parent, in receiving such Competing Proposal, has otherwise complied in all material respects with the terms of Section 7.05(a) with respect to such Competing Proposal), subject to compliance with Section 7.05(e):
(i)furnish information with respect to it and its Affiliates (provided that the Purchaser shall not be considered such an Affiliate by virtue of the provisions of this Agreement) to the Person making such Competing Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement on terms substantially similar to the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent the Ultimate Parent from complying with its obligation to provide the required disclosure to the Purchaser pursuant to this Section 7.05(d) and Section 7.05(e), and provided further that all such information provided to such Person has previously been provided to the Purchaser or is provided to the Purchaser prior to or substantially concurrently with the time it is provided to such Person; and
(ii)participate in discussions or negotiations with such Person or its Representatives regarding such Competing Proposal;
provided, in each case, prior to taking such actions referred to in Section 7.05(d)(i) or Section 7.05(d)(ii) (A) the board of directors of the Ultimate Parent reasonably determines such Competing Proposal constitutes a Superior Proposal or (B) the board of directors of the Ultimate Parent reasonably determines (after consultation with the Ultimate Parent’s financial advisors and outside legal counsel), that such Competing Proposal would reasonably be expected to lead to a Superior Proposal.
(e)The Ultimate Parent shall promptly (and in any event within twenty-four (24) hours and prior to providing any such Person with any non-public information) notify the Purchaser in writing if any proposal, inquiries or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Ultimate Parent, any of its Affiliates or any of its or their Representatives, in each case, in connection with, or which could reasonably be expected to result in a Competing Proposal, which notice shall identify the name of the Person making such proposal, inquiry or offer or seeking such negotiations or discussions and the material terms and conditions of such proposal, inquiry or offer and include copies of all correspondence and written materials provided to the Ultimate Parent, any of its Affiliates or any of its and their Representatives that describe any material term and conditions of any inquiry, proposal or offer. The Ultimate Parent shall (i) use commercially reasonable efforts to confer with the Purchaser and keep the Purchaser reasonably informed of the status of any such Competing Proposal, inquiry, proposal or offer (including any changes to the material terms and conditions thereof) and (ii) promptly upon receipt or delivery thereof, provide the Purchaser and its outside legal counsel with copies of all correspondence, written materials, drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between the Ultimate Parent, any of its Affiliates or any of its or their Representatives, on the one hand, and the Person making such Competing Proposal or any of its Representatives, on the other hand.
(f)Except as permitted by this Section 7.05(f), neither the board of directors of the Ultimate Parent nor any committee thereof shall (i) withdraw (or modify or qualify in any manner adverse to the Purchaser), or publicly propose to withdraw (or modify or qualify in a manner adverse to the Purchaser), the Ultimate Parent Recommendation or otherwise make any public statement in connection with the transactions contemplated by this Agreement that is inconsistent with the Ultimate Parent

Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to publicly propose to adopt, approve, endorse or recommend, any Competing Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change in Recommendation”) or (iii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, or allow the Ultimate Parent or any of its Affiliates to execute or enter into, any binding or non-binding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Competing Proposal (other than confidentiality agreements permitted under Section 7.05(d) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, the board of directors of the Ultimate Parent may, prior to the Ultimate Parent Approval, in response to a Superior Proposal received after the date of this Agreement and in the absence of any violation of this Section 7.05, make a Change in Recommendation or cause the Ultimate Parent to terminate this Agreement pursuant to Section 10.01(i) and concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 10.03; provided, however, that:
(i)the board of directors of the Ultimate Parent shall not be entitled to effect a Change in Recommendation or exercise its right to terminate this Agreement pursuant to Section 10.01(i) until five (5) full business days following delivery of written notice to the Purchaser (a “Section 7.05(f) Notice”) from the Ultimate Parent advising the Purchaser that the board of directors of the Ultimate Parent intend to take such action, including a description of the material terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material economic terms of such Superior Proposal, the board of directors of the Ultimate Parent shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until five (5) full business days following delivery of written notice to the Purchaser of a Section 7.05(f) Notice with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change in Recommendation, the board of directors of the Ultimate Parent shall take into account any proposals made by the Purchaser to amend the terms of this Agreement, and the Ultimate Parent shall, and shall cause the Ultimate Parent’s financial advisor and legal counsel to negotiate in good faith with the Purchaser regarding any such proposals and shall not make a Change in Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change in Recommendation or termination, the board of directors of the Ultimate Parent, after considering the results of any such negotiations and any revised proposals made by the Purchaser, concludes in good faith (after consultation with the Ultimate Parent’s outside counsel and financial advisors) that the Superior Proposal giving rise to the Section 7.05(f) Notice continues to be a Superior Proposal.

7.06 Ultimate Parent Approval
.
(g)As soon as reasonably practicable following the date hereof, and in any event on or before March 7, 2016, subject to any required approval of the UKLA, the Ultimate Parent shall prepare and deliver a Class 1 circular (which shall contain the Ultimate Parent Recommendation and the notice of the Ultimate Parent GM containing the Ultimate Parent Class 1 Resolution) in accordance with all applicable requirements of the Companies Act, FSMA, Listing Rules and any other applicable Law, that has been approved by the FCA (the “Class 1 Circular”) to the Ultimate Parent Shareholders (the “Circular Distribution”). The Purchaser shall, and shall cause its authorized representatives to, use commercially reasonable efforts to cooperate with and promptly provide in good faith any information to the Ultimate Parent reasonably required for the preparation of the Class 1 Circular and all other documentation necessary in connection with the

Circular Distribution. Subject to the requirements of applicable Law, no filing of, or amendment or supplement to, or correspondence to the UKLA or its staff with respect to the Class 1 Circular will be made by the Ultimate Parent, without providing the Purchaser a reasonable opportunity to review and comment thereon (and the Ultimate Parent shall give reasonable consideration to all reasonable comments promptly suggested by the Purchaser or its counsel).
(h)As soon as reasonably practicable following the Circular Distribution, and, in any event, no later than twenty (20) days after the delivery of such Class 1 Circular, the Ultimate Parent shall duly convene the Ultimate Parent GM for purposes of considering and passing an ordinary resolution of the shareholders (the “Ultimate Parent Class 1 Resolution”) of Ultimate Parent to approve, implement and effect the transactions contemplated by this Agreement, including the Sellers’ sale, assignment, transfer and conveyance of the Shares to the Purchaser in accordance with the terms of this Agreement (the “Ultimate Parent Approval”).

7.07 Non-Solicitation of Employees; Non-Competition
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(a)For a period of two (2) years from the Closing Date, without the prior written consent of the Purchaser, as to any Company Employee who either (1) was retained, (2) became employed or (3) was offered employment by the Purchaser or a Subsidiary of the Purchaser (including the Company and its Subsidiary) (a “Covered Person”), the Sellers agree that no Seller or any Affiliate of any Seller will solicit for employment any Covered Person; provided that each Seller and its Affiliates shall not be precluded from soliciting, hiring or taking any other action with respect to any such individual (i) whose employment with the Purchaser or a Subsidiary of the Purchaser (including the Company and its Subsidiary) has been terminated by the Purchaser or such Subsidiary for at least six (6) months prior to commencement of employment discussions between such Seller or its Affiliates and such individual, and (ii) who responds to any solicitation not specifically targeted at employees of the Purchaser or any of its Subsidiaries (including the Company and its Subsidiary) (including by a search firm or recruiting agency); and provided, further, that each Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not specifically targeted at any Covered Persons described above.
(b)Each Seller agrees and acknowledges that in order to assure the Purchaser that the Business, the Company and its Subsidiary will retain their value as a going concern, it is necessary that such party undertake to not utilize its special confidential knowledge of the Business, the Company and its Subsidiary and their respective relationships with clients or customers to compete with the Purchaser. Each Seller further agrees and acknowledges that the Business could be irreparably damaged if such party were to engage in a business substantially similar to, or competitive with the Business (a “Competing Business”) for the Restricted Period. Therefore, as a significant inducement to the Purchaser to enter into and perform its obligations under this Agreement, each Seller agrees that for a period of five (5) years from the Closing Date (the “Restricted Period”), without the prior written consent of the Purchaser, it will not, and will cause each of its successors, assigns and Affiliates to not, anywhere in the world, directly or indirectly, either for itself or any other Person, engage in, own, operate, manage, control, invest in or participate in any manner or permit its name to be used by, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist in any manner any Person that engages in or owns, operates, manages, controls, invests in or participates in, any Competing Business; provided, however, that nothing herein shall preclude any Seller from (i) owning five percent (5%) or less of the outstanding securities of any Person or (ii) acquiring any Person, whether through a business combination, acquisition or otherwise, (x) whose gross revenues (including revenues of Affiliates of such Person only to the extent acquired) generated from the Competitive Business does not exceed ten percent

(10%) of the total gross revenues of such Person (including revenues of Affiliates of such Person to the extent acquired) during the twelve (12)-month period immediately preceding the acquisition or (y) if the Competitive Business operated or owned by such Person does not exceed thirty percent (30%) of the total gross revenues of such Person (including revenues of Affiliates of such Person only to the extent acquired) and is sold or otherwise disposed of by such Seller during the twelve (12)-month period immediately following such acquisition.
(c)Each Seller recognizes that the territorial, time and scope limitations set forth in this Section 7.07 are reasonable and are properly required for the protection of the Company’s and the Purchaser’s legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable or by a court of competent jurisdiction, the Purchaser and each Seller agree to submit to the reduction of any or all of said territorial, time or scope limitations to such area, period or scope as said court shall deem reasonable or enforceable under the circumstances, and in its reduced form, such provision shall then be enforceable.

7.08 Intercompany Arrangements
(a). Except as set forth in Section 7.08 of the Disclosure Schedules, effective upon the Closing, all intercompany accounts among any Seller or its Affiliates (excluding the Company and its Subsidiary), on the one hand, and the Company or its Subsidiary, on the other hand, will be voided, cancelled, terminated and discharged. In the event that any of the Sellers or any of their Affiliates is unable to settle all such intercompany accounts prior to the Closing, the parties shall cooperate in good faith from and after the Closing to equitably settle such accounts. The Sellers shall be entitled to terminate, effective upon the Closing, any intercompany Contracts (or portions thereof) or other arrangements (whether written or oral) relating to the Business, the Company and its Subsidiary between any of the Sellers and any of their Affiliates, on the one hand, and the Company or its Subsidiary, on the other hand, and from and after the Closing, no further rights or obligations of any party shall continue under such terminated Contracts (or portions thereof) or arrangements.

7.09 Confidentiality
(a). During the Restricted Period, the Sellers shall, and shall cause their respective Representatives and Affiliates to, keep all non-public information, including documents, materials and records that they have or have obtained prior to the Closing regarding the Purchaser, the Company, its Subsidiary or the Business (“Confidential Information”) confidential and will not disclose such information without the Purchaser’s prior written consent; provided, however, that the Sellers shall not be liable hereunder with respect to any disclosure of any such information to the extent such disclosure is determined by such Seller (with the advice of counsel) to be required under any applicable Law or order, including applicable rules of any securities exchange so long as, to the extent practicable and legally permissible, (i) promptly notify the Purchaser in writing of the existence, terms and circumstances surrounding such requirement, (ii) cooperate with the Purchaser, at the Purchaser’s expense, to take legally available steps to resist or narrow such requirement and obtain an appropriate protective order or other remedy and (iii) if disclosure of such information is required, notwithstanding any other provision hereof, such Seller shall be permitted to disclose only any such information that such Seller is advised by legal counsel is legally required to be disclosed and shall exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such information. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes publicly available after the Closing (other than as a result of a disclosure by any Seller or its Representatives or Affiliates in violation of this Section 7.09), (ii) is or becomes available to any Seller or its respective Representatives or Affiliates from a source that is not known by such Seller or such Representatives or Affiliates to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Purchaser or any if its Subsidiaries (including the Company and its Subsidiary) or (iii) has been independently developed by any Seller or its respective Representatives or Affiliates (other than by the Company or any of its Subsidiary) without reference to Confidential Information.

7.10 Intellectual Property
(a). The Sellers will, at their own cost and expense, use commercially reasonable efforts to file, prior to the Closing Date, all such documents with the U.S. Patent and Trademark Office (or similar offices in other jurisdictions) as are necessary to record the Subsidiary as the owner of all patents and patent applications set forth in Section 4.10 of the Disclosure Schedules to the extent not already recorded as owned by the Company or its Subsidiary, and provide Purchaser with copies of such filings and filing receipts issued in connection therewith.

7.11 Assignment of Agreements
. Promptly, and in any event within fourteen (14) days of the date hereof, the Sellers shall, and shall cause the Company and its Subsidiary to, identify any Canadian distributor contracts to which any Seller or any of their respective Affiliates (other than the Company or its Subsidiary) is the contracting party and which are exclusively used in the Business. Promptly after identifying any such distributor contracts, the Ultimate Parent will provide copies thereof to the Purchaser. No such distributor contracts shall be transferred or assigned to the Purchaser or any Subsidiary designated by the Purchaser without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
7.12 Release
. Effective upon the Closing, each Seller, on behalf of itself and its Affiliates, and each of their respective successors and assigns (each, a “Releasor”), and in its capacity as a direct or indirect shareholder of the Company or its Subsidiary, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, its Subsidiary and their respective current officers, directors, stockholders, partners, members, Affiliates and employees (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the Closing Date; provided, however, that this release does not extend to any claim to enforce the terms of, and such Seller’s rights under, this Agreement or any Ancillary Agreement.
7.13 Certain IP Assignment Matters
. Prior to the Closing Date, the Sellers will, at their own cost and expense, use commercially reasonable efforts to cause each third party identified in Section 4.10(b) of the Disclosure Schedules to enter into a binding written agreement, in form and substance reasonably acceptable to Purchaser (which acceptance shall not be unreasonably withheld, conditioned or delayed), with the Company’s Subsidiary pursuant to which such third party assigns to the Company’s Subsidiary all right, title and interest in and to all Intellectual Property developed by such third party on behalf of the Company or its Subsidiary.

Article VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records
. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide each Seller and its Representatives during normal business hours, upon reasonable notice, and in accordance with the Purchaser’s procedures relating to books and records then in place, reasonable access to the books and records of the Company and its Subsidiary with respect to periods or occurrences prior to or on the Closing Date to the extent that such access may be reasonably requested by Sellers. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to disclose any information to any Seller if such disclosure would be reasonably likely to: (x) jeopardize any attorney client or other legal privilege (provided that the Purchaser shall use its commercially reasonable efforts to allow such access or disclosure without jeopardizing such privilege) or (y) contravene any applicable Laws, fiduciary duty or binding agreement with a third party (provided that the Purchaser shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure). Unless otherwise consented to in writing by the Ultimate Parent, the Purchaser shall not, and shall not permit the Company or its Subsidiary, until the expiration of the seventh (7th) anniversary of the Closing Date to destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiary for any period prior to the Closing Date without first giving reasonable prior notice to the Ultimate Parent and offering to surrender to the Ultimate Parent such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of. Notwithstanding the provisions of this Section 8.01, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 8.01, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 8.01 but rather, absent agreement, must utilize the rules of discovery.
8.02 Notification
. From the date hereof until the Closing Date, the Purchaser may disclose to the Ultimate Parent in writing any material variances from the representations and warranties contained in Article VI. No such disclosure shall be deemed to amend and supplement the Disclosure Schedules delivered on the date hereof or have any impact on any rights or remedies of Sellers set forth in this Agreement.
8.03 Director and Officer Liability and Indemnification
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(a)For a period of six (6) years after the Closing, the Purchaser shall not permit the Company or its Subsidiary to amend, repeal or otherwise modify any provision in the Company’s or its Subsidiary’s certificate of incorporation or bylaws (or equivalent governing document) relating to the exculpation or indemnification of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiary (the “D&O Indemnitees”) shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law.
(b)Prior to the Closing, the Company shall obtain commercially reasonable, prepaid “tail” insurance policies with a claims period of six (6) years from the Closing Date which have terms and conditions providing directors’ and officers’ liability insurance benefits that are consistent with the Company’s existing policies which cover acts or omissions occurring on or prior to the Closing Date; provided, however, that the Company shall consult with Purchaser in good faith prior to obtaining such “tail” insurance policies. The Purchaser shall not, and shall cause the Company and its Subsidiary not to, cancel or change such insurance policies in any material respect.
(c)In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then the Purchaser and the Company shall, and in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 8.03.

8.04 Employee Matters
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(d)During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, the Purchaser shall provide or cause to be provided to each employee of the Company and its Subsidiary who remains an employee of the Company or its Subsidiary (collectively, the “Company Employees”) the same base salary or wage rate, as applicable, and, subject to subsections (b) through (i) below, other compensation and employee benefits (excluding equity-based incentive compensation) that are substantially similar in the aggregate to the compensation and employee benefits provided to such employees immediately prior to the Closing Date. Notwithstanding the foregoing, the Purchaser shall provide or cause to be provided to each Company Employee who is covered by the collective bargaining agreements set forth on Section 4.16 of the Disclosure Schedules the compensation and employee benefits as of and for the time periods required by the terms of such collective bargaining agreements.
(e)As of the Closing Date, (i) all Company Employees shall, subject to subsection (c) below, cease active participation in all Plans sponsored by PF Corp or its Affiliates that are not Company Plans or Transferred Company Plans, and (ii) shall begin participation in employee benefit plans and programs that the Purchaser maintains, establishes or causes the Company to maintain or establish on or after the Closing Date for Company Employees (“New Plans”). With respect to the New Plans, the Purchaser agrees to grant Company Employees, or cause to be granted to such employees, credit for any service with the Company or its Subsidiary prior to the Closing Date (x) for eligibility and vesting purposes and (y) for purposes of vacation accrual and severance benefit determinations under any New Plan. In addition, the Purchaser shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. The Purchaser and the Sellers acknowledge and agree that none of the transactions contemplated hereby will trigger a payment or distribution of compensation under the Premier Farnell Corporation Deferred Compensation Plan (as amended and restated, and as subsequently amended) (the “PF Corp NQDC Plan”) for any Company Employee and, consequently, that the payment or distribution of any compensation to which any Company Employee is entitled under the PF Corp NQDC Plan will occur upon such individual’s “separation from service” from the Company or its Subsidiary from and after the Closing Date, or at such other time as specified in the PF Corp NQDC Plan. With respect to any Company Employee who is a participant in the PF Corp NQDC Plan, the Purchaser and/or the Company, as applicable, shall notify the Sellers in writing of any such Company Employee who incurs a “separation from service” within five (5) business days following such separation.
(f)Each Company Employee who, prior to the Closing Date, became disabled as defined in the Plans that provide short and long-term disability benefits (a “Disabled Company Employee”) and, as of the Closing Date, is receiving or is entitled to receive long-term disability benefits under a Plan sponsored by PF Corp or its Affiliates that is not a Company Plan shall continue to receive or be entitled to receive such long-term disability benefits under such Plan in accordance with its terms and conditions. On and after the Closing Date, (i) the Purchaser shall provide or cause to be provided short-term disability benefits under a New Plan to each Disabled Company Employee who, as of the Closing Date, is receiving or is eligible to receive short-term disability benefits under a Plan, and (ii) the Sellers and its Plans shall have no Liability or obligation with respect to such short-term disability benefits, but shall provide long-term disability benefits to such Disabled Company Employee in accordance with the preceding sentence if such Disabled Company Employee becomes entitled to long-term disability benefits.

(g)On and after the Closing, the Purchaser shall or shall cause the Company promptly to reimburse the Sellers for any claim not covered by insurance incurred by or on behalf of a Company Employee (and their eligible dependents or beneficiaries), notice of which is received after the Closing Date for a claim related to a pre-Closing incurrence, under any Plan providing health benefits (including medical, dental, prescription drug, and vision benefits) sponsored by PF Corp or its Affiliates that is not a Company Plan. For purposes of this Section 8.04(d), a claim for such health benefits shall be deemed to be incurred upon the provision of the treatment, service, material or supply giving rise to the claim.
(h)The Purchaser shall provide the Company Employees and their “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) with continuation coverage in accordance with Section 4980B of the Code as a result of any “qualifying events” (as defined in Section 4980B(f)(3) of the Code) that occur after the Closing.
(i)The Purchaser acknowledges and agrees that, from and after the Closing Date, the Company and its Subsidiary shall assume or retain, as applicable, all obligations and responsibilities (including any and all reporting, disclosure and administrative obligations or responsibilities) and Liabilities arising under or relating to (i) the collective bargaining agreements set forth on Section 4.16 of the Disclosure Schedules, (ii) the Plans set forth on Section 8.04(f)(i) of the Disclosure Schedules, (the “Transferred Company Plans”), (iii) any benefit plan or arrangement established by the Purchaser, the Company or its Subsidiary to comply with the requirements of the collective bargaining agreements set forth on Section 4.16 of the Disclosure Schedules (or any successor thereto) and (iv) any obligations to provide Company Employees retiree health care benefits upon their retirement from the Company or its Subsidiary on and after the Closing Date, and that from and after the Closing Date, under clauses (i) through (iii), none of the Sellers, any of their Affiliates, or any employee, officer or director of any of them shall have any obligation, responsibility or Liability with respect thereto and under clause (iv) none of the Sellers, any of their Affiliates, or any employee, officer or director of any of them shall have any obligation, responsibility or Liability with respect to Company Employees. From and after the Closing Date, the Purchaser shall indemnify the Seller Indemnified Parties from and against (1) any Losses or obligations that may be incurred at any time with respect to clauses (i) through (iii) and (2) any Losses or obligations that may be incurred at any time with respect to clause (iv) as relates to Company Employees. Provided that the Purchaser does not take or agree to take, or cause the Company or its Subsidiary to take or agree to take, any action after the Closing Date that increases the health benefits provided to Company Employees covered by collective bargaining agreements which could result in an increase in the health benefits provided to retirees under the terms of the collective bargaining agreements, the Sellers agree to, or to cause a health care plan sponsored and maintained by the Sellers to: (y) retain all obligations, responsibilities and Liabilities to provide retiree health benefits to those eligible retirees of the Company or its Subsidiary who retired from the Company or its Subsidiary prior to the Closing Date and are entitled to such retiree health benefits under the terms of the collective bargaining agreements set forth on Section 4.16 of the Disclosure Schedules (or any predecessor thereof) as of the Closing Date, subject to any right of the Sellers to amend or terminate such plan and (z) indemnify the Purchaser Indemnified Parties from and against any Losses or obligations that may be incurred at any time with respect to such retiree health benefits. In the event any severance, separation or similar payment or benefit is or becomes due or payable to any of the individuals identified on Section 8.04(f)(ii) of the Disclosure Schedules prior to, on or after the Closing as a result of or in connection with the transactions contemplated under this Agreement (either alone or in combination with any other event, except for terminations by the Purchaser or any of its Affiliates of any such individuals after the Closing) (“Foreign Severance Obligations”), whether due or payable by any of the Sellers, the Company or its Subsidiary, the Sellers acknowledge and agree that (i) all Foreign Severance Obligations shall be paid by Sellers and neither the Company nor its Subsidiary shall have any Liability therefor and (ii) Sellers shall indemnify the Purchaser Indemnified Parties from and against any Losses or obligations that may be incurred at any time with respect to any Foreign Severance Obligations. The Purchaser and the Sellers (1) agree to fully cooperate with each other, as and when required, (A) to ensure that these covenants are satisfied from and after the Closing Date and (B) to enter into agreements and take any other actions that are necessary to effect the transfer of the individuals identified on Section 8.04(f)(ii) of the Disclosure Schedules to one or more of the Purchaser’s Affiliates, as requested in writing by the Purchaser from time to time during the period commencing with the date of this Agreement and continuing until the thirtieth (30th) day following the Closing Date, which transfers shall be effected as promptly as possible following the earlier of the Closing Date or the date on which Purchaser makes such written request and (2) agree to take commercially reasonable steps to mitigate any Foreign Severance Obligations to any such individuals that may become due or payable by any of the Sellers, the Company or its Subsidiary as a result of or in connection with the transactions contemplated by this Agreement, provided that such reasonable steps shall not include any payment, assumption of liability or adverse tax consequence by or to the Purchaser or any of its Affiliates for the Foreign Severance Obligations. For the avoidance of doubt, the Purchaser and its Affiliates shall be solely responsible and shall pay or promptly reimburse the Sellers for all costs and expenses (including salaries, wages, benefits and Taxes, but not including the Foreign Severance Obligations) related to the employment of the individuals identified on Section 8.04(f)(ii) of the Disclosure Schedules during the period commencing on the Closing Date and ending on the date the employment of such employee is transferred to the Purchaser’s Affiliates as described in clause (1)(B) of the preceding sentence.
(j)As of the Closing Date, Company Employees shall become members of a class of employees eligible to participate in a New Plan that is a qualified cash or deferred arrangement under Section 401(k) of the Code (“Purchaser 401(k) Plan”). The Purchaser shall take all steps necessary to cause the Purchaser 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including a rollover of any associated plan loans.
(k)The Purchaser will indemnify the Seller Indemnified Parties from and against any Losses that may be incurred by them under the Worker Adjustment and Retraining Notification Act or under any state, local or foreign Law with respect to any plant or office closing, layoff or relocation occurring after the Closing as a result of any action taken by the Purchaser or the Company following the Closing, or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Company following the Closing. Prior to the Closing Date, Sellers shall provide a list of all terminations of employment affecting any employees of the Company within ninety (90) days prior to the Closing Date. Sellers shall update this list up to and including the Closing Date.
(l)The provisions of this Section 8.04 are solely for the benefit of the parties to this Agreement, and no Company Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 8.04 shall create such rights in any such Persons, including the right to: (i) guaranteed employment for any period of time or preclude the ability of the Purchaser to terminate the employment of any Company Employee at any time and for any reason, or (ii) require the Purchaser or the Company to continue any Company Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing. Nothing in this Section 8.04 or otherwise in this Agreement shall be treated as an amendment or other modification of any Plan or any other employee benefit plans of the Company, its Subsidiary or the Purchaser.

8.05 Conditions
. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing).

8.06 Contact with Customers and Suppliers
. Prior to the Closing, the Purchaser (and the Purchaser’s Representatives, as applicable) shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiary in connection with the transactions contemplated hereby only after prior consultation with and written approval of Joseph R. Daprile (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not prohibit the Purchaser from contacting its customers and suppliers in the ordinary course of business who are also customers or suppliers of the Company or its Subsidiary; provided that, no such contact or communication with the Purchaser’s customers and suppliers may disclose or refer to in any way this Agreement or any of the transactions contemplated hereby. Promptly after the date of this Agreement, the Ultimate Parent and the Purchaser will confer and reasonably cooperate to form a joint strategy in order for the Purchaser to contact and communicate with the employees, customers and suppliers of the Company and its Subsidiary in connection with the transactions contemplated hereby.
8.07 Seller Marks
. Except as specifically set forth herein, following the Closing Date, none of the Purchaser, the Company or its Subsidiary shall use the names, marks, trade names, trademarks, service marks or domain names, or telephone or other contact information of any of the Sellers (collectively, the “Seller Marks”), including those incorporating “Premier Farnell”; provided, however, the Sellers hereby grant to the Purchaser, the Company and its Subsidiary a limited, fully paid-up, royalty-free, non-transferrable, worldwide, non-exclusive license to use the Seller Marks, to use and distribute existing tangible printed materials bearing the Seller Marks on hand as of the Closing Date, and to use the Seller Marks on existing signage, marketing materials and other materials, which license and/or rights to use any such Seller Marks, materials, or signage shall expire upon the earlier of (a) six (6) months after the Closing Date and (b) the depletion of such materials or, in the case of signage, the removal of the Seller Marks from such signage. Nothing herein shall require the Purchaser to modify any products or materials of the Business that have been distributed to customers or other third parties to remove the Seller Marks, to modify any existing Books and Records of the Business or to refrain from stating factually (other than on the Company’s or its Subsidiary’s products) that the Business was previously owned by the Sellers (or other “fair uses” of Seller Marks). The Purchaser, the Company and its Subsidiary shall comply with all quality control requirements and guidelines in effect for the Seller Marks as of the Closing Date, but in any event shall maintain quality and service standards at least equal to those maintained by the Sellers prior to the Closing Date; provided that the Sellers shall have a right to revoke and terminate the license granted in this Section 8.07 upon reasonable advance notice and with a reasonable right to cure if the Company, its Subsidiary or the Purchaser fail to maintain such standards in any material respect. Any goodwill arising from the use of the Seller Marks by the Purchaser, the Company or its Subsidiary shall inure to the benefit of the Sellers. Notwithstanding the foregoing, none of Purchaser, the Company or the Subsidiary shall be deemed to be in breach of this Section 8.07 with respect to use of the Seller Marks on any exterior signage if the consent of any third party is required to remove or change such signage, such consent has been requested in writing within one (1) month following the Closing Date and Purchaser, the Company and the Subsidiary use commercially reasonable efforts to remove the Seller Marks from such signage within six (6) months following the Closing Date.

Article IX

INDEMNIFICATION

9.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions

. The representations and warranties contained in this Agreement shall terminate on the date that is eighteen (18) months after the Closing Date, except that the representations and warranties set forth in (a) Section 4.15 (Environmental Compliance and Conditions) shall terminate on the date that is thirty-six (36) months after the Closing Date, (b) Section 4.08 (Tax Matters) shall terminate sixty (60) days after the expiration of the applicable statute of limitations and (c) Section 4.01 (Organization and Corporate Power), Section 4.03(a) (Authorization), Section 4.24 (Brokerage), Section 5.01 (Organization and Corporate Power), Section 5.02 (Authority, Validity and Effect), Section 5.03 (Board Vote; Ultimate Shareholder Approval), Sections 5.05(a) and 5.05(b) (Title) and Section 5.08 (Brokerage) (the representations referenced in this Section 9.01(c), collectively, the “Fundamental Representations”) shall survive indefinitely and (d) Section 6.01 (Organization and Corporate Power), Section 6.02 (Authorization, Valid and Binding Agreement) and Section 6.06 (Brokerage) (the representations referenced in this Section 9.01(d), collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely. The covenants contained in this Agreement shall survive in accordance with the terms thereof, provided that the indemnification obligations under Section 9.02(a)(iv) shall terminate on the date that is three (3) years after the Closing Date. No claim for indemnification hereunder for breach of any such representations, warranties or covenants may be made after the expiration of the applicable survival period.
9.02 Indemnification from the Sellers for the Benefit of the Purchaser
.
(m)From and after the Closing (but subject to the provisions of this Article IX), the Sellers shall, jointly and severally, indemnify the Purchaser and any of its Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (the “Purchaser Indemnified Parties”), and hold them harmless against any Losses which the Purchaser Indemnified Parties actually sustain, as a result of: (i) any breach of any representation or warranty of the Sellers or the Company contained in Article IV or Article V of this Agreement or in any certificate delivered hereunder (excluding any breach of representation or warranty relating to Taxes), (ii) any nonfulfillment or breach of any covenant to be performed by the Sellers or the Company under this Agreement (excluding any nonfulfillment or breach of any covenant relating to Taxes), (iii) (A) any Taxes of the Company or its Subsidiary for any Pre-Closing Tax Period, (B) any Taxes for which the Company or its Subsidiary are liable due as a successor or transferee, or as a result of being a member of any consolidated, unitary, combined, or multi-entity group prior to the Closing Date, excluding any Taxes to the extent included as a liability in Net Working Capital and (C) any breach of any representation or warranty relating to Taxes, or any nonfulfillment or breach of any covenant relating to Taxes, (iv) those matters set forth on Section 9.02 of the Disclosure Schedules, (v) any Transaction Expenses not paid at Closing pursuant to Section 2.02(f), (vi) any Indebtedness that was not satisfied as of the Closing or in connection with the adjustments pursuant to Section 1.04 and (vii) any Liabilities to the extent relating to or arising out of any business or division of any Seller or any Affiliate of any Seller other than the Company, its Subsidiary or the Business); provided that, in the case of clause (i), no claims by the Purchaser Indemnified Parties shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable in the case of clause (i) (other than Losses resulting from breaches of a Fundamental Representation) exceeds on a cumulative basis an amount equal to one percent (1%) of the Base Consideration (the “Deductible”), and then only in the amount by which such Losses exceed the Deductible; provided further that no individual claim by any Purchaser Indemnified Party shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim (together with all related claims arising out of the same set of facts) exceeds an amount equal to $25,000 (the “Mini-Basket”) (it being understood that any such claims for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded).
(n)The aggregate Liability of the Sellers (i) pursuant to Section 9.02(a)(i) (other than Losses resulting from breaches of a Fundamental Representation) shall in no event exceed an aggregate amount equal to one percent (1%) of the Base Consideration (the “General Cap”) and (ii) pursuant to Section 9.02(a)(iv) shall in no event exceed an aggregate amount equal to $10,000,000 (the “Special Indemnification Cap”) and, in each case, the Purchaser Indemnified Parties shall not be entitled to recovery of any Losses pursuant to Section 9.02(a)(i) or Section 9.02(a)(iv), as applicable, after such time as the Purchaser Indemnified Parties have received an aggregate amount equal to the General Cap or the Special Indemnification Cap, as applicable. Notwithstanding anything contained herein to the contrary, the aggregate Liability of the Sellers pursuant to Section 9.02(a) shall in no event exceed an aggregate amount equal to the sum of (x) the Preferred Stock Consideration plus (y) the Final Cash Consideration (and the Purchaser Indemnified Parties shall not be entitled to recovery of any Losses pursuant to Section 9.02(a) after such time as the Purchaser Indemnified Parties have received an aggregate amount equal to such sum).
(o)The Purchaser and the Sellers agree that, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Disclosure Schedules, exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby are the indemnification obligations of the parties as set forth in this Article IX.  The Purchaser expressly waives any and all rights and remedies against the Sellers under any Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Environmental Law.  The provisions of this Section 9.02(c) will not, however, prevent or limit a cause of action (i) under Section 13.17 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (ii) under Section 1.04 to enforce any decision or determination of the Dispute Resolution Auditor, (iii) related to any breach of Section 7.07(b) or (iv) related to fraud.
(p)All payments made by the Sellers pursuant to this Article IX shall be treated by the parties as an adjustment to the proceeds received by the Seller making such payment pursuant to Article II hereof. Each of the parties hereto shall file all Tax Returns in a manner consistent with the foregoing.

Indemnification by the Purchaser for the Benefit of the Sellers
. From and after the Closing (but subject to the provisions of this Article IX), the Purchaser shall indemnify each Seller and its Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses which the Seller Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of the Purchaser under this Agreement and (b) any nonfulfillment or breach of any covenant to be performed by the Purchaser under this Agreement.
9.04 Additional Provisions
.
(a)Each Person entitled to indemnification hereunder shall take all steps required by Law to mitigate any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that an Indemnitor makes any payment to any Indemnitee for indemnification for which such Indemnitee could have collected on a claim against a third party under any contract or any third party insurance, the Indemnitor shall be subrogated to the rights that such Indemnitee, to the extent of such payment, may have against such third party with respect to the subject matter underlying such indemnification claim. The Indemnitee shall, and shall cause its Affiliates (including the Company if the Company is an Affiliate) to, use commercially reasonable efforts to cooperate with the Indemnitor, at the Indemnitor’s expense, with respect to any such effort to pursue and collect with respect to any claim that Indemnitor has been granted such subrogation rights.
(b)The Purchaser acknowledges that except as indicated on Schedule 4.17, (i) all of the insurance policies applicable to the Company or its Subsidiary are held by a Seller or an Affiliate thereof (other than the Company and its Subsidiary), (ii) that no such policies shall be transferred to the Company, its Subsidiary or to the Purchaser, and (iii) that following the Closing, the Company and its Subsidiary shall cease to be covered under such policies and the Purchaser will have to obtain replacement coverage. Notwithstanding the foregoing, from and after the Closing Date, solely with respect to “occurrence-based” insurance policies (excluding health and welfare and other similar insurance policies) applicable to the Company or its Subsidiary and held by a Seller or an Affiliate thereof (other than the Company) (the “Retained Occurrence Policies”), the Sellers shall use commercially reasonable efforts to assist the Purchaser in pursuing claims for any loss, liability or damage under such Retained Occurrence Policies which are not transferred to the Purchaser, the Company or its Subsidiary at Closing, solely arising out of insured incidents occurring during the coverage period of such Retained Occurrence Policies prior to the Closing Date to the extent that the terms and conditions of such Retained Occurrence Policies so allow; provided that (A) all of the Sellers’ and their respective Affiliates’ costs and expenses incurred in connection with the foregoing (including the payment of any required deductibles, increases in premiums and legal fees in connection with any such matter) shall be the sole obligation of the Purchaser and such costs and expenses shall be promptly paid by the Purchaser, (B) the Sellers and their respective Affiliates may, at any time, amend, replace, terminate, buyout, extinguish liability under or otherwise modify any such Retained Occurrence Policies without liability to the Purchaser or any other Person and (C) any such claim will be subject to all terms and conditions of such Retained Occurrence Policies.
(c)The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

9.05 Defense of Third Party Claims
. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or becoming aware of the facts giving rise to such claim, describing the claim, the amount thereof (if known and quantifiable, or if not known and quantifiable, a good faith and reasonable estimate thereof) and the basis thereof. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by giving notice to the Indemnitee within thirty (30) days of the notice of such claim by the Indemnitee to the Indemnitor and, within such thirty (30) days period, appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists any actual or potential (in the reasonable opinion of counsel) conflict of interest between the Indemnitee and the Indemnitor in connection with the defense of the third party claim that would make representation by the same counsel or the counsel selected by the Indemnitor inappropriate, (ii) such third party claim seeks an injunction or other equitable relief against the Indemnitee or (iii) such third party claim is related to or otherwise arises in connection with any criminal or regulatory enforcement action. If the Indemnitor does not assume the defense and control of any third party claim pursuant to this Section 9.05, the Indemnitee shall be entitled to assume and control such defense but the Indemnitor may nonetheless participate in the defense of such third party claim with its own counsel and at its own expense. If the Indemnitor has assumed the defense of any such third party claim then the Indemnitor shall be entitled to settle such claim; provided that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a third party claim if, pursuant to or as a result of such settlement, (A) injunctive or other equitable or non-monetary relief will be imposed against the Indemnitee, (B) any assets of the Indemnitee will be encumbered, (C) the Indemnitee is not expressly and unconditionally released from all Liabilities with respect to such third party claim, (D) there is a finding or admission of any violation of Law or admission of any wrongdoing by any Indemnitee or (E) the damages payable under the settlement are limited only to monetary payments for which the Indemnitee is fully indemnified by the Indemnitor. No Indemnitee shall settle, compromise or discharge, any claim hereunder without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Section 11.01(g), and not this Section, shall apply to any Tax Contest.
9.06 Determination of Loss Amount
.
(d)The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax Benefit realized by the Indemnitee on account of such Loss and (ii) any amounts recovered (net of any costs incurred to recover such proceeds) by any Indemnitee or any of such Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”). For purposes hereof, “Tax Benefit” shall mean (x) any refund of Taxes paid (including a credit in lieu of a Tax refund) received in (or prior to) the taxable year of the Loss or any of the three (3) taxable years immediately following the taxable year of the Loss or (y) the amount by which the Indemnitee’s Liability for Taxes for all taxable years prior to and including the tax year of the Loss, calculated by excluding the relevant amount of credit, deduction or Loss, would exceed the Indemnitee’s actual Liability for Taxes for such period, calculated by taking into account the relevant amount of credit, deduction, or Loss, in each case computed at the actual Tax rates applicable to the recipient of such benefit. The Indemnitee shall use commercially reasonable efforts to seek recovery under all Alternative Arrangements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that a recovery is made under an Alternative Arrangement by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the recovery to the extent of the indemnification payment made shall be made promptly to the Indemnitor.
(e)In no event shall any party be entitled to recover or make a claim for any amounts in respect of, and “Losses” shall not include, punitive damages except to the extent awarded against an Indemnitee in connection with a third party claim.
(f)Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such matter was taken into account as a liability or reserve on the Closing Balance Sheet (as finally determined pursuant to Section 1.04) or otherwise included in the calculation of the Final Cash Consideration.
(g)In no event shall the Purchaser be entitled to recover for any Losses that (i) are attributable to taxable periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date, or (iii) that result from the breach of the covenant in Section 11.01(e).
(h)In no event shall the Purchaser be entitled to recover for any Losses with respect to any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action (collectively, “Response Actions”) unless the Purchaser is required by Environmental Laws to undertake such Response Action assuming the continued industrial use of the relevant property or facility, employing where available risk-based remedial standards and institutional controls, provided that such standards or controls would not materially interfere with ongoing industrial operations at the relevant property or facility. Notwithstanding anything herein to the contrary, in no event shall the Purchaser be entitled to recover for any Losses with respect to any Response Action resulting or arising from any conditions of contamination identified through any environmental invasive sampling or disclosure to any Governmental Entity, except as relates to sampling or disclosure that is (a) required by Law; (b) necessary to respond to a material threat to human health or the environment; or (c) conducted when a routine maintenance or operational project performed in the ordinary course of business indicates evidence of a Release of Hazardous Materials that is not permitted by Environmental Law or Environmental Permits.
(i)Any “Material Adverse Effect” or materiality qualifications in the representations and warranties made in connection with this Agreement shall be disregarded for purposes of determining whether there has been a breach of any representation or warranty and for purposes of calculating the amount of Losses, in each case, under this Article IX, other than the representations and warranties contained in Section 4.05(b), Section 4.06(a), Section 4.18, Section 4.19 and Section 4.23.

9.07 Acknowledgment of the Purchaser
. The representations and warranties of the Sellers set forth in this Agreement constitute the sole and exclusive representations and warranties of the Sellers to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Sellers. In connection with the Purchaser’s investigation of the Company and its Subsidiary, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiary and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans. Accordingly, the Purchaser hereby acknowledges that none of the Company, its Subsidiary or any Seller is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Article X

TERMINATION
10.01 Termination
. This Agreement may be terminated at any time prior to the Closing:
(j)by the mutual written consent of the Purchaser and the Ultimate Parent;

(k)by either the Purchaser or the Ultimate Parent if (x) any final, non-appealable order, injunction or decree of any Governmental Entity shall have been issued that enjoins the consummation of the transactions contemplated hereby; or (y) any Law shall have been enacted or made by any Governmental Entity that prohibits, makes illegal or otherwise requires any party not to proceed with the consummation of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b) shall have used the efforts required by Section 11.03(a) to contest and remove such Law or order, injunction or decree;
(l)by the Purchaser, if there has been a violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement that would, if occurring or continuing on the Closing Date, would result in a failure of a condition set forth in Section 3.01(a) or Section 3.01(b) to be satisfied and which breach cannot be cured or (if curable) has not been cured (to the extent necessary to avoid a failure of such condition) on or prior to the earlier of (i) fifteen (15) business days after receipt by the Ultimate Parent of written notice thereof from the Purchaser and (ii) the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if the Purchaser shall have violated or breached any covenant, representation or warranty contained in this Agreement where such violation or breach would give rise to a failure of a condition set forth in Section 3.02(a) or Section 3.02(b);
(m)by the Ultimate Parent, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that would, if occurring or continuing on the Closing Date, would result in a failure of a condition set forth in Section 3.02(a) or Section 3.02(b) to be satisfied and which breach cannot be cured or (if curable) has not been cured (to the extent necessary to avoid a failure of such condition) on or prior to the earlier of (i) fifteen (15) business days after receipt by the Purchaser of written notice thereof from the Ultimate Parent and (ii) the Outside Date; provided, however, that the Ultimate Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if the Company or the Sellers shall have violated or breached any covenant, representation or warranty contained in this Agreement where such violation or breach would give rise to a failure of a condition set forth in Section 3.01(a) or Section 3.01(b);
(n)by the Purchaser, if the transactions contemplated hereby have not been consummated on or before May 31, 2016 (the “Outside Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if the Purchaser’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(o)by the Ultimate Parent, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided that the Ultimate Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.01(f) if the Company’s or any Seller’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(p)by the Purchaser, if the board of directors of the Ultimate Parent fails to provide the Ultimate Parent Recommendation;
(q)by either the Purchaser or the Ultimate Parent, if the Ultimate Parent Class 1 Resolution is not passed at the Ultimate Parent GM;
(r)by the Purchaser, if, after the date hereof, the board of directors of the Ultimate Parent or any committee thereof has effected a Change in Recommendation; or
(s)by the Ultimate Parent, if the board of directors of the Ultimate Parent determines to accept a Superior Proposal, provided that the Ultimate Parent has complied in all material respects with Section 7.05 and concurrently with such termination pays the Termination Fee to the Purchaser in accordance with the procedures and within the time periods set forth in Section 10.03(a)(iii).

10.02 Effect of Termination

(t). In the event this Agreement is terminated by either the Purchaser or the Ultimate Parent as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Section 10.03 and Article XIII hereof which shall survive the termination of this Agreement), and there shall be no Liability on the part of either the Purchaser, the Company, or the Sellers to one another, except for fraud, or knowing or willful breaches of this Agreement prior to the time of such termination.

10.03 Termination Fee
.
(u)In the event that:
(i)(A) a Competing Proposal or intention to make a Competing Proposal is made to the Ultimate Parent Shareholders, otherwise publicly disclosed or proposed or is communicated to the senior management of the Ultimate Parent, the board of directors of the Ultimate Parent or a committee thereof and (B) this Agreement is thereafter terminated by the Purchaser pursuant to Section 10.01(c) or Section 10.01(e) or by the Ultimate Parent pursuant to Section 10.01(f), in each case at a time when a Competing Proposal is pending, and (C) if, concurrently with or within twelve (12) months after the date of any such termination, the Ultimate Parent enters into a definitive agreement with respect to a Competing Proposal and such Competing Proposal is consummated, then the Ultimate Parent shall pay to Purchaser or its designee the Termination Fee concurrently with the consummation of such Competing Proposal;
(ii)this Agreement is terminated by either the Purchaser or the Ultimate Parent pursuant to Section 10.01(h), or by the Purchaser pursuant to Section 10.01(g) or Section 10.01(i), then the Ultimate Parent shall pay to the Purchaser or its designee the Termination Fee within two (2) business days after such termination; and
(iii)this Agreement is terminated by the Ultimate Parent pursuant to Section 10.01(j), then the Ultimate Parent shall pay to the Purchaser or its designee the Termination Fee concurrently with such termination;
it being understood that in no event shall the Ultimate Parent be required to pay the Termination Fee on more than one occasion.
(v)Payment of the Termination Fee shall be made to the Purchaser or its designee by wire transfer of same day funds to the account designated by the Purchaser or such designee.
(w)Each party hereto agrees that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser, the Company and the Sellers would not enter into this Agreement. Accordingly, if the Ultimate Parent fails to pay any amounts due under this Section 10.03 in accordance with the time periods set forth therein and, in order to obtain such payment, the Purchaser or its designee commences a suit that results in a Judgment against the Ultimate Parent for all or a portion of the Termination Fee, the Ultimate Parent shall pay to the Purchaser or its designee interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due plus one percent (1%), together with the costs and expenses of the Purchaser (including reasonable legal fees and expenses) in connection with such suit. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Purchaser in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Article XI

ADDITIONAL COVENANTS
11.01 Tax Matters
.
(x)Responsibility for Filing Tax Returns.
(i)Pre-Closing Income Tax Returns. The Sellers, at the sole cost and expense of the Company, shall prepare or cause to be prepared all Income Tax Returns for the Company and its Subsidiary for all periods ending on or prior to the Closing Date, the due date (including extensions of time to file) of which is after the Closing Date (the “Seller Returns”). All such Seller Returns shall be timely prepared in a manner consistent with the past practice of the Company and its Subsidiary, as applicable, unless otherwise required by a change in applicable Law. Except with respect to any Seller Return with respect to an Affiliated Group which includes any of the Sellers or any of their Affiliates (other than any Seller Return for an Affiliated Group comprised solely of the Company and its Subsidiary), the Sellers shall submit each of the Seller Returns to the Purchaser at least twenty (20) days prior to the due date for the filing of such Seller Returns (taking into account any extensions) and the Purchaser shall have the right to review and comment on such Seller Returns, and the Sellers shall reflect such comments from the Purchaser on such Seller Returns to the extent such comments are consistent with the standard set forth in the previous sentence.
(ii)Other Tax Returns. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any (A) Tax Returns of the Company and its Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Period”) and (B) any non-Income Tax Returns for the Company and its Subsidiary for all periods ending on or prior to the Closing Date, in each case, the due date (including extensions of time to file) of which is after the Closing Date (the “Purchaser Returns”). All such Purchaser Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiary, as applicable, unless otherwise required by a change in applicable Law. The Purchaser shall submit each such Purchaser Returns to the Sellers at least twenty (20) days prior to the due date for the filing of such Purchaser Returns (taking into account any extensions) and the Sellers shall have the right to review and comment on such Purchaser Returns, and the Purchaser shall reflect such comments from the Sellers on such Purchaser Returns to the extent such comments are consistent with the standard set forth in the previous sentence.
(iii)For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, the Purchaser shall cause the Company and its Subsidiary to carry on its business only in the ordinary course in the same manner as heretofore conducted. The Purchaser, the Company and the Subsidiary shall not take any action, or permit any action to be taken, that may prevent the Tax year of the Company and its Subsidiary from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiary. The Purchaser shall cause the Company and its Subsidiary to join the “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) of which the Purchaser is a member effective on the day after the Closing Date. The parties agree that the Purchaser and its Affiliates and the Company and its Subsidiary shall not make (A) an election under Treasury Regulation §1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign law) or (B) apply the

“next-day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.
(iv)With respect to the preparation of Tax Returns hereunder, the Purchaser and the Sellers agree that all Transaction Tax Deductions that are “more likely than not” deductible in the Pre-Closing Tax Period shall be treated as properly allocable to the Pre-Closing Tax Period. The parties agree to make the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of permitted deductions for any success based fees with respect to any Tax Returns filed hereunder. The Purchaser shall (a) claim all such deductions on such Tax Returns, and (b) request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period.
(v)The Purchaser, the Sellers, and the Company consent and agree that the Company and its Subsidiary, as appropriate, shall elect to carryback any item of loss, deduction, or credit, including any Transaction Tax Deductions, for the taxable period ending on the Closing Date to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary) to obtain any potential Tax refunds or claims related thereto. The Seller, with respect to any carryback related to a Seller Return, and the Purchaser, with respect to any carryback related to a Purchaser Return, shall prepare and file, or cause to be prepared and filed, any claim for refund resulting from such carryback as part of the preparation and filing of the Tax Returns described in Section 11.01(a)(i) and (ii) (and the Sellers or the Purchaser, as applicable, shall have the review and approval rights described in the last sentence of Section 11.01(a)(i) and (ii)).
(vi)Tax Refunds. The Sellers shall be entitled to any Tax refunds (or overpayment of Taxes with respect to a Pre-Closing Tax Period that generates a credit in lieu of a refund and is applied to reduce Taxes in a tax period beginning after the Closing Date and ending no later than three years after the Closing Date (an “Overpayment Credit”)) that are received by the Purchaser or any of its Affiliates, the Company or its Subsidiary attributable to Taxes paid by any Seller, the Company or its Subsidiary with respect to any Pre-Closing Tax Period (including any Tax refunds attributable to the carryback of items under Section 11.01(a)(v) above) to the extent attributable to (A) Taxes paid by or on behalf of any Seller, the Company or the Subsidiary prior to the Closing Date, (B) Taxes included as a liability in Net Working Capital (as finally determined hereunder) or (C) Taxes paid by any of the Sellers pursuant to Section 9.02(a)(iii), but excluding the carryback of any items arising in a period that is not a Pre-Closing Tax Period or any Taxes that are included as assets in Net Working Capital (as finally determined hereunder)). The Purchaser shall pay over to the Sellers any such Tax refund (or Overpayment Credit) within ten (10) business days after (A) actual receipt of such refund of Taxes and (B) with respect to the utilization of any Overpayment Credit, actual reduction in the amount of any Taxes paid for a tax period (or portion thereof) beginning after the Closing Date, in each case, net of any Taxes, costs or expenses incurred by the Purchaser or any of its Affiliates, the Company or its Subsidiary in connection with obtaining such Tax refund or Overpayment Credit that were not previously reimbursed by the Sellers. After the Closing, at the sole expense of the Sellers, the Purchaser shall cause the Company and its Subsidiary to continue to work in good faith and use their reasonable best efforts to diligently prosecute any Tax refund (or Overpayment Credit) claims in order to legally maximize and obtain any such Tax refunds (or Overpayment Credits). To the extent permitted by applicable Law, the Purchaser shall request, and shall cause the Company and its Subsidiary to request, a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods, to the extent the Sellers are entitled to any such amount pursuant to the first sentence of this Section 11.01(a)(vi). In the event that any Tax refund (or Overpayment Credit) that has been paid to the Sellers pursuant to this Section 11.01(a)(vi) is subsequently denied by a Tax Authority, the Sellers shall promptly repay such amount (including any related interest or penalties imposed by such Tax Authority) to the Purchaser, the Company or its Subsidiary, as applicable.
(y)Books and Records; Cooperation. The Purchaser and the Sellers shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carryback of any net operating losses, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or its Subsidiary or the computation or verification of amounts under this Section 11.01 and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
(z)Transfer Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, will each pay fifty percent (50%) of any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company, its Subsidiary or the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes, and will indemnify and hold each other harmless with respect to the amount of Transfer Taxes in excess of fifty percent (50%) of the total amount of Transfer Taxes. Each Seller agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
(aa)Amendment of Tax Returns. After the Closing, the Purchaser and its Affiliates shall not, and the Purchaser and its Affiliates shall not permit the Company or its Subsidiary to, (a) other than Tax Returns that are filed pursuant to Section 11.01(a)(i) and (ii), file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date any Tax Returns filed pursuant to Section 11.01(a)(i) and (ii) is filed, amend or otherwise modify any such Tax Return, (c) without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed, extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (d) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (e) make or initiate any voluntary contact with a Tax Authority regarding any Pre-Closing Tax Period.
(ab)No Section 338 or Section 336 Election. The Purchaser shall not make any election under Code Section 338 or Code Section 336 (or any similar provision under Law) with respect to the acquisition of the Company and its Affiliates.
(ac)Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or its Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(ad)Tax Contests. If a claim for Taxes (including notice of a pending audit) shall be made by any Governmental Entity (such Governmental Entity, a “Tax Authority,” and such claim, a “Tax Claim”), which, if successful, could result in an indemnity payment pursuant to Section 9.02 or Section 9.03, the party first receiving written notice of such Tax Claim shall notify the other parties within twenty

(20) days of the receipt of such a Tax Claim. A failure by any party receiving written notice of a Tax Claim to provide proper notice of a Tax Claim shall not relieve any Indemnitor from its indemnification obligations under this Agreement, except to the extent that such Indemnitor is actually and materially prejudiced as a result thereof. The Sellers shall have the sole right to represent the Company’s and the Subsidiary’s interests and to employ counsel of their choice at their expense with respect to any Tax Claim to the extent the Tax Claim is for one or more Pre-Closing Tax Periods and for which they are required to indemnify the Purchaser and/or the Company, in full (taking into account any limitations on indemnification), pursuant to Section 9.02; and the Purchaser shall cause the Company and its Subsidiary to execute any powers of attorney necessary in order to allow the Sellers to control and to settle any such Tax Claim; provided that any party to this Agreement shall be entitled to participate, at its own expense, in any Tax Claim to the extent it relates to a Tax for which such party bears any liability (whether by operation of law or under this Agreement). No party may settle or otherwise dispose of any Tax Claim for which another party may have a liability hereunder without the prior written consent of such other party, which consent may not be unreasonably withheld, conditioned or delayed.

11.02 Further Assurances
. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
11.03 Efforts
.
(ae)From and after the date hereof, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser and the Sellers agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, the Purchaser and the Sellers shall use their commercially reasonable efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any regulatory or other approvals from any Governmental Entities (which actions shall include furnishing all information required in connection with such approvals) required to be obtained or made by the Purchaser, the Company or the Sellers in connection with the transactions contemplated by this Agreement. Additionally, each of the Purchaser, the Company and Sellers shall use their respective commercially reasonable efforts to obtain satisfaction of all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any regulatory or other approval from any Governmental Entities necessary to be obtained prior to the Closing. Prior to the Closing, the Purchaser and the Ultimate Parent shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required regulatory or other approvals from any Governmental Entities.
(af)Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not be obligated to, and nothing in this Agreement shall be construed to require the Purchaser to,

proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interests therein of the Purchaser, the Company or its Subsidiary.
(ag)The Purchaser shall, on or prior to February 15, 2016, make or cause to be prepared and filed all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement under any Law applicable to the Purchaser and its Affiliates for the consummation of the transactions contemplated hereby and, in each case, include in each filing a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Law.  Subject to applicable Law relating to the exchange of information, the Sellers will have the right to review in advance, and to the extent practicable, will consult with the Purchaser on, the information that appears in any such filings. The Purchaser shall be responsible for its filing or similar fees payable in connection with any filings or submissions under the HSR Act.

11.04 Disclosure Generally
. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.
11.05 Provision Respecting Legal Representation
. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Sellers, on the one hand, and the Company and its Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Sellers or any director, member, partner, officer, employee or Affiliate of the Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiary and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
Article XII

DEFINITIONS
12.01 Definitions
. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Applicable Customs & International Trade Laws” means any applicable export control, sanctions, import, customs and trade and anti-boycott Laws of any jurisdiction in which the Company or its Subsidiary has conducted the Business.
“Business” means the business as conducted by the Company and its Subsidiary as of the Closing, of designing, manufacturing, researching and developing, marketing and selling mission-critical safety equipment to suppress fires and accessories and parts therefor, including valves, monitors, scene lighting, nozzles and related tools, and specialty vehicle, lighting and electronic systems, in each case, as such products exist as of the Closing Date.
“Cash” means, with respect to the Company and its Subsidiary on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date (taking into account any payments to be made toward Indebtedness or Transaction Expenses on the Closing Date), all cash, cash equivalents and marketable securities held by the Company or its Subsidiary at such time, calculated in accordance with the accounting methods, policies, principles, practices and procedures set forth on Section 1.04 of the Disclosure Schedules. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiary but not yet reflected as available proceeds in the Company’s account.
“Companies Act” means the UK Companies Act 2006.
“Competing Proposal” shall mean any proposal, inquiry or offer made by any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than the Purchaser or any Affiliate of the Purchaser, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of any class of equity securities of the Company or its Subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) all or substantially all of the assets of the Company or its Subsidiary; provided, however, that a Competing Proposal shall not include any such transaction or series of transactions that also involves the acquisition of any other business or division of any Seller or any Affiliate of any Seller in addition to the Company and its Subsidiary or the Business.
“Defect” means a defect in design, manufacture, materials, workmanship or performance.
“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment or, to the extent related to exposure to Hazardous Materials, human health, as enacted and in effect on to the Closing Date, including all such Laws relating to the emission, discharge, release or threatened release of any Hazardous Materials into ambient air, surface water, groundwater or lands or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.
“Environmental Liability” means any Liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, release of, or exposure to any Hazardous Materials; (b) any violation of any Environmental Law; or (c) any other matters arising under Environmental Laws.
“FCA” means the UK Financial Conduct Authority or any successor Governmental Entity authorized under the FSMA.

“FSMA” means the UK Financial Services and Markets Act 2000, as amended, and the rules and regulations promulgated thereunder.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency, board, bureau, arbitrator or arbitral body or commission or other national, state, local, supranational or foreign governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant or a contaminant or words of similar regulatory effect (including petroleum and crude oil) under any Environmental Law; or (ii) forms the basis of any Liability under any Environmental Law due to its dangerous or deleterious properties or characteristics.
“IFRS” means the International Financial Reporting Standards, consistently applied with the past practices of the Company and its Subsidiary, as of the date or period indicated or as of the date hereof, as applicable.
“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income.
“Income Tax Returns” means Tax Returns relating to Income Taxes.
“Indebtedness” means, with respect to any Person, as of any particular time, without duplication (taking into account any payments to be made toward Indebtedness on the Closing Date), all outstanding indebtedness (including related accrued and unpaid interest, fees (including attorneys’ fees), penalties and prepayment premiums or penalties) (i) for borrowed money, (ii) evidenced by any note, bond, debenture or other debt security, (iii) for the deferred purchase price of property or services (other than (1) trade payables and other current liabilities incurred in the ordinary course of business and (2) liabilities for royalties and other payments under Item #1 in Section 4.09(a)(xviii) of the Disclosure Schedules), (iv) under a credit facility, (v) under capital leases, determined in accordance with IFRS, (vi) in respect of letters of credit to the extent drawn, and (vii) any indebtedness of the nature described in each of (i) through (vi) above of another Person that is guaranteed in any manner by such Person (other than endorsements of negotiable instruments or guarantees of performance entered into in the ordinary course of business), but excluding, in each of (i) through (vi) above, all intercompany indebtedness between the Company and its Subsidiary.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information, know-how and inventions and (vi) computer software.
“Judgment” means any judgment, injunction, order, decree, decision, award or other determination of any Governmental Entity.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any Governmental Entity.
“Liability” means any debt, guarantee, assurance, commitment or obligation of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).
“Liens” means mortgages, deeds of trust, pledges, liens, security interests or encumbrances, conditional sale or other security arrangements, collateral assignments, options, rights of pre-emption, adverse claims of title, ownership or right to use, exceptions, reservations, easements, restrictions or other encumbrances of any kind, or any commitment to create any of the foregoing.
“Losses” means any losses, damages, Liabilities, claims, fines, deficiencies, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties, costs or expenses, including reasonable fees of attorneys, accountants and other professionals.
“Listing Rules” means the listing rules made by the UKLA under Part VI of the FSMA and contained in the FCA handbook.
“Material Adverse Effect” means any fact, circumstance, event, violation, development, change or effect that, individually or with any other facts, circumstances, events, violations, developments, changes or effects (a) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), results of operations, operations, assets, properties or Liabilities of the Company and its Subsidiary (taken as a whole) or (b) materially adversely effects the ability of the Sellers to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Law; provided, however, that no such fact, circumstance, event, violation, development, change or effect resulting or arising from or in connection with any of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) the announcement of the transactions contemplated by this Agreement; (ii) the general conditions affecting the industry in which the Company and its Subsidiary participate, the U.S. economy as a whole or the capital markets in general; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof that, in any such case, take effect after the date of this Agreement; (v) any changes in IFRS or any change in related Laws or the interpretation thereof that, in any such case, take effect after the date of this Agreement; (vi) the failure of the Company or its Subsidiary to meet any financial plan or projection (provided however, that any underlying cause for such failure shall not be excluded by this clause (vi)); (vii) natural disasters, epidemics or pandemics; or (viii) the commencement or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that any adverse facts, circumstances, events, violations, developments, effects or changes resulting from the matters described in clauses (ii), (iv), (v), (vii) and (viii) may be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Company and its Subsidiary (taken as a whole) in the aggregate relative to similarly situated businesses in the industries in which the Company and its Subsidiary operates.
“Net Working Capital” means (as finally determined under Section 1.04) (i) all current assets (excluding Cash and income Tax assets and deferred Tax assets) minus (ii) all current Liabilities (excluding (A) Indebtedness, (B) income Tax Liabilities and deferred Tax Liabilities and (C) Transaction Expenses), plus or minus (iii) the other adjustments set forth on Attachment 1.04 to Section 1.04 of the

Disclosure Schedules (including the adjustment for the excluded reserves set forth therein) in each case, of the Company and its Subsidiary as of the close of business on the day immediately preceding the Closing Date as reported by the Company using accounting policies and procedures consistent with Section 1.04 of the Disclosure Schedules.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiary and, for which adequate reserves have been established; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over real property which are not violated by the current use and operation of real property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not materially impair the occupancy or use of real property for the purposes for which it is currently used; (v) public roads and highways; (vi) matters which would be disclosed by an accurate survey of each parcel of real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used; (vii) statutory Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens securing rental payments under capital lease arrangements; (ix) licenses of Intellectual Property entered into in the ordinary course of business; and (x) those matters identified in Section 12.01 of the Disclosure Schedules.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“PF Corp NQDC Plan” has the meaning set forth in Section 8.04(b).
“Purchaser Disclosure Schedules” means the schedules of the Purchaser accompanying this Agreement.
“Purchaser Material Adverse Effect” means any fact, circumstance, event, violation, development, change or effect that materially adversely affects the ability of the Purchaser to consummate the transactions contemplated hereby, including payment in full of the amounts to be paid by the Purchaser at the Closing set forth in Section 2.02.
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Proceeding” means any judicial, administrative or arbitral action, litigation, suit or proceeding by or before any Governmental Entity.
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) if no such governing body exists, such first Person is a general partner or managing member.
“Superior Proposal” means a bona fide Competing Proposal that did not result from a breach of Section 7.05 which the board of directors of the Ultimate Parent reasonably determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to the shareholders of the Ultimate Parent from a financial point of view than the sale of Shares to the Purchaser, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Purchaser in accordance with Section 7.05(f) in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial (including the status and terms of financing of such Competing Proposal), legal, regulatory and other aspects of such proposal.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, real property gains, registration, value added, excise, fuel, severance, stamp, occupation, customs, duties, tariffs, levies or similar assessments, real property, personal property, goods and services, capital stock, social security, unemployment, disability, payroll, license, employee, environmental, escheat, unclaimed property, user, excess profits, windfall profits, occupational and interest equalization, withholding, or other tax, of any kind, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether imposed directly or indirectly as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, contract or otherwise.
“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Termination Fee” means an amount equal to 1% of the Base Consideration.
“Transaction Expenses” shall mean, without duplication (taking into account any payments to be made toward Transaction Expenses on the Closing Date), all fees and expenses of the Company and its Subsidiary incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the costs and expenses of obtaining the prepaid “tail” insurance policies contemplated by Section 8.03(c).
“Transaction Tax Deduction” means, without duplication, any item of loss or deduction resulting from or attributable to (i) transaction bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or its Subsidiary on or shortly prior to the Closing Date, (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or its Subsidiary with respect to the payment of the Indebtedness and (iii) the amount of the Transaction Expenses.
“UKLA” means the FCA acting in its capacity as the competent authority in the United Kingdom for the purposes of Part VI of the FSMA.

“Ultimate Parent GM” means a general meeting of Ultimate Parent Shareholders to be convened in accordance with all applicable requirements of the Companies Act, FSMA, Listing Rules and any other applicable Law and, if thought fit, to approve the Ultimate Parent Class 1 Resolution.
“Ultimate Parent Recommendation” means the recommendation by the board of directors of the Ultimate Parent of the transactions contemplated by this Agreement substantially in the form set out below:
“The board of directors of the Ultimate Parent considers the terms of the sale of the Shares to be in the best interests of the Ultimate Parent Shareholders as a whole. Accordingly, the board of directors of the Ultimate Parent unanimously recommends that the Ultimate Parent Shareholders vote in favor of the Ultimate Parent Class 1 Resolution to be proposed at the Ultimate Parent GM. The directors of the Ultimate Parent intend to vote in favor of the Ultimate Parent Class 1 Resolution at the Ultimate Parent GM in respect of the ordinary shares to which they are beneficially entitled, representing approximately 0.09% of the total issued share capital of the Ultimate Parent as of February 2, 2016, being the last practicable day before the publication of this document.”
“Ultimate Parent Shareholders” means the holders of Ultimate Parent Shares from time to time.
“Ultimate Parent Shares” means ordinary shares of 5 pence each in the capital of the Ultimate Parent.
12.02 Other Definitional Provisions - Successor Laws
. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
12.03 Cross-Reference of Other Definitions
. Each capitalized term listed below is defined in the corresponding Section of this Agreement:
Term    Section No.

Agreement    Preface
Alternative Arrangements    9.06(a)
Applicable Anti-Corruption Laws    4.21
Base Consideration    1.02(b)
Business Permits    4.14(b)
Cap    9.02(b)
Celdis    Preface
Change in Recommendation    7.05(f)
Circular Distribution    7.06(a)
Class 1 Circular    7.06(a)
Closing    2.01
Closing Balance Sheet    1.04(a)
Closing Cash Consideration    1.02(b)
Closing Date    2.01
Closing Transactions    2.02
Code    4.13(b)
Company    Preface
Company Common Stock    Recitals
Company Employees    8.04(a)
Company Intellectual Property    4.10(a)

Company Plan    4.13(a)
Company Preferred Stock    Recitals
Competing Business    7.07(b)
Confidential Information    7.09(a)
Confidentiality Agreement    7.02
Covered Person    7.07(a)
D&O Indemnitees    8.03(a)
Deductible    9.02(a)
Disabled Company Employee    8.04(c)
Disclosure Schedules    Article IV
Dispute Resolution Auditor    1.04(a)
Environmental Permits    4.15(a)
ERISA    4.13(a)
ERISA Affiliate    4.13(c)
Estimated Cash    1.03
Estimated Indebtedness    1.03
Estimated Net Working Capital    1.03
Final Cash Consideration    1.02(c)
Financial Statements    4.05(a)
Foreign Benefit Plan    4.13(f)
Fundamental Representations    9.01
General Enforceability Exceptions    4.03(a)
HSR Act    4.12
Indemnitee    9.05
Indemnitor    9.05
Latest Balance Sheet    4.05(a)
Leased Real Property    4.07(b)
Material Customers    4.23
Material Suppliers    4.23
Mini-Basket    9.02(a)
Money Laundering Laws    4.22
Net Working Capital Target    1.02(b)
New Plans    8.04(b)
Objections Statement    1.04(a)
OFAC    4.20
Outside Date    10.01(e)
Overpayment Credit    11.01(a)(vi)
Owned Real Property    4.07(c)
Payoff Letters    3.01(c)
PF Corp    Preface
PF Corp NQDC Plan    8.04(b)
Plans    4.13(a)
Preferred Stock Consideration    1.02(a)
Preliminary Net Working Capital Statement    1.04(a)
Purchaser    Preface
Purchaser 401(k) Plan    8.04(g)
Purchaser Disclosure Schedule    Article VI
Purchaser Fundamental Representations    9.01
Purchaser Indemnified Parties    9.02(a)
Purchaser Returns    11.01(a)(ii)
Real Property    4.07(c)
Real Property Leases    4.07(b)
Releasee    7.12

Releasor    7.12
Response Actions    9.06(e)
Restricted Period    7.07(b)
Retained Occurrence Policies    9.04(b)
Schedule    Article IV
Section 7.05(f) Notice    7.05(f)
Seller    Preface
Seller Indemnified Parties    9.03
Seller Marks    8.07
Seller Returns    11.01(a)(i)
Sellers    Preface
Shares    Recitals
Significant Contracts    4.09(b)
Special Indemnification Cap    9.02(b)
Specified Representations    3.01(a)
Straddle Period    11.01(a)(ii)
Subsidiary Common Stock    4.04
Tax Authority    11.01(g)
Tax Benefit    9.06(a)
Tax Claim    11.01(g)
Tax Contests    4.08(b)
Transfer Taxes    11.01(c)
Transferred Company Plans    8.04(f)
Ultimate Parent    Preface
Ultimate Parent Approval    7.06(b)
Ultimate Parent Class 1 Resolution    7.06(b)

Article XIII

MISCELLANEOUS

13.01 Press Releases and Communications
. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Ultimate Parent, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Ultimate Parent shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.
13.02 Expenses
. Except as otherwise expressly provided herein, the Sellers, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.
13.03 Knowledge Defined
.  For purposes of this Agreement, (a) “the Company’s knowledge” as used herein shall mean the actual knowledge of Sean Tillinghast, Rick Wuescher, Brian Hungerman, Fabio Ferrari, Richard Singer and Timothy Van Fleet and (b) “the Sellers’ knowledge” as used herein shall mean the actual knowledge of Steven Webb and Joseph Daprile.

13.04 Notices
. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email or facsimile to the number or email address set out below, in each case if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser:
IDEX Corporation
1925 West Field Court
Lake Forest, Illinois 60045
Attention:    General Counsel
Facsimile No.: 803 216 7705
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Shilpi Gupta (shilpi.gupta@skadden.com)
Facsimile No.: 312 407 8580
Notices to the Sellers:
Premier Farnell
150 Armley Road
Leeds, United Kingdom LS12 2QQ
Attention: Steven Webb (swebb@premierfarnell.com)
Facsimile No.: +44 0870 129 8611
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Drive

Chicago, Illinois 60654
Attention: Walter S. Holzer, P.C. (walter.holzer@kirkland.com)
Facsimile No.: (312) 862-2200
and
Akron Brass
c/o Premier Farnell Corp.
300 S. Riverside Plaza, Suite 2200
Chicago, Illinois 60606
Attention: Joseph R. Daprile (jdaprile@premierfarnell.com)
Facsimile No.: (773) 907-6029
Notices to the Company (prior to the Closing Date):
Akron Brass
c/o Premier Farnell Corp.
300 S. Riverside Plaza, Suite 2200
Chicago, Illinois 60606
Attention: Joseph R. Daprile (jdaprile@premierfarnell.com)
Facsimile No.: (773) 907-6029
with copies to the Sellers and Kirkland & Ellis LLP (which shall not constitute notice) to the addresses set forth above.
13.05 Assignment
. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that this Agreement and any of the rights, interests or obligations hereunder may not be assigned or delegated by any party hereto without the prior written consent of the Purchaser, in the event of a proposed assignment or delegation by any Seller or the Company, or the Ultimate Parent, in the event of a proposed assignment or delegation by the Purchaser. Notwithstanding the foregoing, the Purchaser may assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement, to any of its Affiliates without the Ultimate Parent’s consent; provided that no such assignment or delegation will release the Purchaser from any of its Liabilities or obligations hereunder.
13.06 Severability
. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
13.06 References
.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule,” “Purchaser Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to the Purchaser or the Purchaser’s Representatives or (c) made available upon request, including at any of the Company’s or its Subsidiary’s offices.
13.08 Construction
. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).
13.09 Amendment and Waiver
. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.10 Complete Agreement
. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11 Third Party Beneficiaries
. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the D&O Indemnitees any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
13.12 Waiver of Trial by Jury
. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.
13.13 Prevailing Party
. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated court costs.
13.14 Electronic Delivery
.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
13.15 Counterparts
. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
13.16 Governing Law

. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
13.17 Specific Performance
. The parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

Company:	AKRON BRASS HOLDING CORP.
By: /s/ STEVEN WEBB
Name: Steven Webb
Its: Vice President

Purchaser:	IDEX CORPORATION
By: /s/ DENISE R. CADE
Name: Denise R. Cade
Its: Senior Vice President and General Counsel

Sellers:	PREMIER FARNELL PLC
By: /s/ STEVEN WEBB
Name: Steven Webb
Its: Secretary and General Counsel

CELDIS LIMITED
By: /s/ STEVEN WEBB
Name: Steven Webb
Its: Director and Secretary

PREMIER FARNELL CORP.
By: /s/ STEVEN WEBB
Name: Steven Webb
Its: Vice President

List of Omitted Exhibits and Schedules

The following exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	FIRPTA Certificate

SCHEDULES
1.04        Accounting Methodology and Practices
3.01(c)        Payoff Letters
4.03        Authorization; No Breach
4.04        Capital Stock
4.05        Financial Statements; No Undisclosed Liabilities
4.06        Absence of Certain Developments
4.07(a)        Title to Personal Property
4.07(b)        Leased Real Property
4.07(c)        Real Property
4.07(d)        Real Property Used in the Operation of the Business
4.07(e)        Title to Assets
4.09        Contracts and Commitments
4.10        Intellectual Property
4.10(a)        Company Intellectual Property
4.10(b)        Developed Company Intellectual Property
4.11        Litigation
4.12        Governmental Authorities; Consents
4.13(a)        Employee Benefit Plans
4.13(c)        Employee Benefit Plan Exceptions
4.13(e)        Change of Control Benefits
4.15        Environmental Compliance and Conditions
4.16        Labor and Employment
4.17        Insurance
4.18        Form of Warranties
4.19        Related Party Transactions
4.21        Anti-Corruption Laws
4.23        Customers and Suppliers
4.23(a)        Customer and Supplier Relationships
4.24        Brokerage
5.04        No Violation
5.06        Governmental Authorities
5.08        Brokerage
7.01        Conduct of the Business
7.08        Intercompany Arrangements
8.04(f)        Transferred Company Plans
9.02        Special Indemnity
12.01        Permitted Liens